UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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THERMON GROUP HOLDINGS, INC.
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Thermon Group Holdings, Inc.
7171 Southwest Parkway
Building 300 | Suite 200
Austin, Texas 78735

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 25, 2019

To the stockholders of Thermon Group Holdings, Inc.:

Notice is hereby given that the 2019 Annual Meeting of Stockholders (the "2019 Annual Meeting") of Thermon Group Holdings, Inc., a Delaware corporation (the "Company," "Thermon," "we" or "our"), will be held on Thursday, July 25, 2019, at 11:30 a.m. Central Time, at the Omni Barton Creek at 8212 Barton Club Drive, Austin, Texas 78735 for the following purposes, as more fully described in the accompanying proxy statement (the "Proxy Statement"):

(1)	to elect the seven director nominees named in the Proxy Statement, each for a term of one year;

(2)	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020;

(3)	to approve, on a non‑binding advisory basis, the compensation of our Named Executive Officers, as described in the Proxy Statement; and

(4)	to transact such other business that may properly come before the 2019 Annual Meeting and any postponement or adjournment thereof.

We are pleased to continue utilizing the United States Securities and Exchange Commission's "notice and access" rules. Accordingly, we are providing stockholders access to our proxy materials over the Internet, which reduces the cost and environmental impact of the 2019 Annual Meeting. On or about June 14, 2019, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of June 3, 2019 (the "Record Date"). The Notice contains instructions on how to access our proxy materials as well as information on how to vote your shares. Only holders of record of our common stock as of the close of business on the "Record Date" are entitled to receive notice of, attend and vote at the 2019 Annual Meeting.

It is important that your shares are represented and voted at the meeting and, whether or not you expect to attend in person, we encourage you to vote as promptly as possible to ensure that your vote is counted. Thank you for your continued support.

Very truly yours,

Charles A. Sorrentino	Bruce A. Thames
Chairman of the Board	President and Chief Executive Officer

Austin, Texas
June 14, 2019

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE 2019 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTE INSTRUCTIONS AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders of Thermon Group Holdings, Inc. to be Held Thursday, July 25, 2019:
As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

The Notice, Proxy Statement and 2019 Annual Report are available at: http://proxy.thermon.com

Thermon Group Holdings, Inc.
7171 Southwest Parkway
Building 300 | Suite 200
Austin, Texas 78735

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 25, 2019

GENERAL INFORMATION

This proxy statement ("Proxy Statement") is being furnished in connection with the solicitation of proxies by the board of directors (the "Board") of Thermon Group Holdings, Inc. (the "Company," "Thermon," "we," "our," "us" and similar terms) on the Company's behalf for use at the 2019 Annual Meeting of Stockholders of the Company to be held at the Omni Barton Creek at 8212 Barton Club Drive, Austin, Texas 78735 on Thursday, July 25, 2019 at 11:30 a.m. Central Time, and any adjournment or postponement thereof (the "2019 Annual Meeting").

Pursuant to provisions of our Second Amended and Restated Bylaws (the "Bylaws") and by action of our Board, the close of business on June 3, 2019 was established as the time and record date for determining the stockholders entitled to receive notice of, attend and vote at the 2019 Annual Meeting (the "Record Date").

As permitted by the rules adopted by the United States Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of the Record Date who are entitled to vote at the 2019 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.

We began mailing the Notice to stockholders of record on or about June 14, 2019. We first made this Proxy Statement available to our stockholders at http://proxy.thermon.com on or about June 14, 2019, along with our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, as filed with the SEC on June 12, 2019 (the "2019 Annual Report"). We encourage you to read the 2019 Annual Report. It includes our audited financial statements and provides information about our business.

How can I attend the 2019 Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the 2019 Annual Meeting, which will be held on Thursday, July 25, 2019 at the Omni Barton Creek at 8212 Barton Club Drive, Austin, Texas 78735. Doors will open at 11:00 a.m., Central Time, and the meeting will begin promptly at 11:30 a.m., Central Time.

What is the Company’s fiscal year?

The Company's fiscal year ends on March 31. In this Proxy Statement, we refer to the fiscal years ended March 31, 2017, 2018 and 2019 and the fiscal years ending March 31, 2020 and 2021 as "Fiscal 2017," "Fiscal 2018," "Fiscal 2019," "Fiscal 2020" and "Fiscal 2021," respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.

What items will be voted on at the 2019 Annual Meeting?

Stockholders may vote on the following proposals at the 2019 Annual Meeting:

•	the election to the Board of the seven director nominees named in this Proxy Statement, each for a term of one year;

•	ratification of the appointment of KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm for Fiscal 2020; and

•	the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, as described in this Proxy Statement.

The Company is not aware of any other business to be presented for a vote of the stockholders at the 2019 Annual Meeting. If any other matters are properly presented, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment. The chairman of the 2019 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	"FOR" the election to the Board of each of the seven director nominees named in this Proxy Statement;

•	"FOR" ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for Fiscal 2020; and

•	"FOR" the resolution to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement.

Who may vote at the 2019 Annual Meeting?

Holders of our common stock on the Record Date are entitled to one vote for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were 32,636,248 shares of the Company’s common stock issued and outstanding and approximately 15 stockholders of record.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, LLC ("AST"), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by AST at the Company's request. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was sent to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2019 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a "vote instruction form" to be sent to you by the organization that holds your shares.

What is the quorum requirement for the 2019 Annual Meeting?

The presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the 2019 Annual Meeting is required for the transaction of business. This is called a "quorum." If you: (i) are present and vote in person at the 2019 Annual Meeting, or (ii) have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail, your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained. Broker non-votes, as described below, will also be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2019 Annual Meeting will be adjourned until a quorum is obtained.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote in person at the 2019 Annual Meeting. The Company will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•
In person. If you wish to vote in person at the 2019 Annual Meeting, you must obtain a "legal proxy" from the organization that holds your shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the 2019 Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the 2019 Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid photo identification such as a driver's license or passport. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the vote instruction form to be sent to you by the organization that holds your shares. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

Can I change my vote?

You may revoke your proxy and change your vote at any time prior to the vote at the 2019 Annual Meeting. Prior to the applicable cutoff time, you may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new vote instruction form bearing a later date (which will automatically revoke your earlier voting instructions). If you are a stockholder of record, you may accomplish this by granting a new proxy or by voting in person at the 2019 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

How are proxies voted?

All shares represented by valid proxies received prior to the 2019 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2019 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds your shares may generally vote your shares on "routine" matters but cannot vote your shares on "non-routine" matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on such matter with respect to your shares. This occurrence is referred to as a "broker non-vote." The only routine matter scheduled to be voted upon at the 2019 Annual Meeting is Proposal No. 2 (to ratify the appointment of the Company’s independent registered public accounting firm for Fiscal 2020). All other matters scheduled to be voted upon are non-routine and therefore broker non-votes may exist in connection with Proposals No. 1 (to elect the seven director nominees named in this Proxy Statement) and No. 3 (to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement). Therefore, if you hold your shares in street name through a broker or other nominee, it is critical that you instruct your broker or other nominee how to vote on Proposals No. 1 and No. 3 if you want your vote to count.

What is the vote required for each proposal and how are abstentions and broker non-votes treated?

Proposal No. 1 (to elect the seven director nominees named in this Proxy Statement): Directors will be elected by a plurality of the votes cast at the 2019 Annual Meeting. The seven director nominees named in this Proxy Statement receiving the greatest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the next annual meeting of stockholders. Broker non-votes are not considered votes cast on the matter and will have no effect on the outcome of this proposal. Our Corporate Governance Guidelines require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the Nominating and Corporate Governance Committee (the "N&CG Committee"), which will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within ninety (90) days after the election results for the 2019 Annual Meeting are certified.

Proposal No. 2 (to ratify the appointment of the Company's independent registered public accounting firm): Approval of Proposal No. 2 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by holders of shares: (i) present in person or by proxy at the 2019 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Proposal No. 2 is considered a routine matter; therefore, no broker non-votes are expected in connection with this proposal.

Proposal No. 3 (to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement): Approval of Proposal No. 3 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by the holders of shares: (i) present in person or by proxy at the 2019 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Broker non-votes are not considered entitled to vote on the matter and will have no effect on the outcome of this proposal.

Who will serve as the inspector of election?

Our Corporate Secretary or his designee will act as the inspector of election.

Where can I find the voting results of the 2019 Annual Meeting?

The preliminary voting results will be announced at the 2019 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2019 Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company’s behalf. Upon request, we will also reimburse brokerage firms, banks, broker-dealers or other similar organizations and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy and solicitation materials to beneficial owners of stock.

What is householding?

SEC rules allow us to deliver a single Notice to one physical address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we will deliver only one Notice to multiple stockholders who share an address, unless we have received different instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate Notice, as requested, to any stockholder at the shared address to which a single copy was delivered. If you prefer to receive a separate copy of the Notice, contact: Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735, Attention: General Counsel, Telephone: (512) 690-0600.

Will any other matters be acted on at the 2019 Annual Meeting?

As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2019 Annual Meeting other than the proposals described herein. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the 2019 Annual Meeting, please contact: Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735, Attention: General Counsel, Telephone: (512) 690-0600.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our Board currently consists of seven directors with each term expiring at the 2019 Annual Meeting. The authorized number of directors is presently fixed at seven. Richard E. Goodrich and Stephen A. Snider each retired from the Board effective November 29, 2018 and March 31, 2019, respectively.

Upon the recommendation of the N&CG Committee, the Board has nominated each of Linda A. Dalgetty, Marcus J. George, Kevin J. McGinty, John T. Nesser, III, Michael W. Press, Charles A. Sorrentino and Bruce A. Thames for re-election at the 2019 Annual Meeting. Each of the directors elected at the 2019 Annual Meeting will serve a one-year term expiring at the 2020 Annual Meeting of Stockholders (the "2020 Annual Meeting").

Name	Position	Age[1]	Director Since	Tenure[1]
Linda A. Dalgetty	Director	57	2018	1.2
Marcus J. George	Director	49	2010	9.3
Kevin J. McGinty	Director	70	2012	7.2
John T. Nesser, III	Director	70	2012	7.2
Michael W. Press	Director	72	2011	8.2
Charles A. Sorrentino	Chairman of the Board	74	2010	9.3
Bruce A. Thames	Director, President and Chief Executive Officer	56	2016	3.3

(1)	Age and tenure presented in number of years as of the date of the 2019 Annual Meeting.

Each of the nominees has indicated his or her willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve at the time of the 2019 Annual Meeting, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee, unless instructions are given to the contrary. The biographies below describe the skills, qualifications, attributes and experience of each of the nominees that led the Board to determine that it is appropriate to nominate each director.

Linda A. Dalgetty has served as a director since May 2018. Ms. Dalgetty is currently Vice President, Finance and Services at the University of Calgary, a position she has held since July 2014. In her role at the University of Calgary, she has direct responsibility for a large portfolio of university departments, including finance, human resources, information technology, risk, ancillary operations and internal audit. Prior to joining the University of Calgary in 2014, Ms. Dalgetty served as Senior Vice President and Chief Financial Officer of Saxon Energy Services, Inc. from 2013 to 2014, during which time she was responsible for all of the financial functions of a global organization, including reporting, planning, operational accounting and information technology. Prior to her role at Saxon, Ms. Dalgetty served from 1995 to 2013 in various roles of increasing responsibility at Nutrien Ltd. (NYSE:NTR) (formerly, Agrium Inc. ("Agrium")) and Agroservicios Pampeanos SA (a wholly-owned Argentinian subsidiary of Agrium), with her final role being Agrium's Chief Information Officer. Ms. Dalgetty began her early career working as an audit manager with Ernst & Young LLP from 1989 to 1995. Ms. Dalgetty holds a bachelor of commerce degree from the Haskayne School of Business at the University of Calgary. She is also a chartered accountant and earned an associate diploma in agribusiness from the University of Guelph. Ms. Dalgetty brings broad-based North American and international financial expertise and business experience to the Board. In addition, Ms. Dalgetty has led crisis management efforts related to cybersecurity matters.

Marcus J. George has served as a director since April 2010. In 2015, Mr. George co-founded and is currently a partner at Onward Capital LLC ("Onward Capital"), a private equity firm focused on investing in and growing lower middle market industrial businesses. Mr. George has served on the board of directors of Domaille Engineering LLC, a privately held technology company providing creative engineering, manufacturing and supply chain management solutions for many different markets, since November 2016. Mr. George previously served as a partner at the private equity firm CHS Capital LLC ("CHS") until March 2015. CHS is one of our former private equity sponsors. Mr. George joined CHS in 1997 and was promoted to partner in 2007. Prior to joining CHS, Mr. George was employed by Heller Financial, Inc. in the corporate finance group. He was also an associate at KPMG from 1991 to 1993. Mr. George previously served as a director of GSE Holdings, Inc. ("GSE"), a global provider of engineered geosynthetic containment solutions for environmental protection and confinement applications, from June 2011 to August 2014, Dura-Line Holdings, Inc., Waddington North America, Inc. and KB Alloys, LLC. Mr. George holds a B.B.A. from the University of Notre Dame and an M.B.A. from the University of Chicago. We believe that Mr. George's substantial experience in private equity investments focused on infrastructure and industrial products and financial and capital markets matters bring important and valuable skills to the Board.

Kevin J. McGinty has served as a director since June 2012. Mr. McGinty currently serves the private investment firm Ursula Capital Partners as a special limited partner, a position that he has held since 2017. He is also a retired senior advisor of Peppertree Capital Management, Inc. ("Peppertree"), a private equity fund management firm from which he retired in 2015. Prior to founding Peppertree in January 2000, he served as a managing director of Primus Venture Partners from 1990 to 1999. In both organizations, Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an executive vice president. Mr. McGinty has over 40 years of experience in the banking and private equity industries, including 20 years as an officer of a bank and 20 years serving in the role of managing director for a variety of private equity firms. Mr. McGinty previously served as a director of Marlin Business Services, Inc. (NASDAQ:MRLN) from February 1998 to 2014. He also has 25 years of experience serving as a director of privately held companies. Mr. McGinty has also held leadership positions with various cultural and community organizations. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his M.B.A. in finance from Cleveland State University. The Board views Mr. McGinty’s independence, his banking experience, his experience in private equity, capital markets and mergers and acquisitions, as well as his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for serving as a director.

John T. Nesser, III has served as a director since June 2012. Since July 2013, Mr. Nesser has served as the co-founder, manager, co-chief executive officer and director of All Coast, LLC ("All Coast"). Following its acquisition of Hercules Offshore Domestic Liftboat Fleet in July 2013, All Coast owns and operates the largest fleet of liftboats for the offshore oil and gas market in the Gulf of Mexico. Mr. Nesser retired as executive vice president and chief operating officer of McDermott International, Inc. (NYSE:MDR) ("McDermott") in 2011. He joined McDermott, a global engineering, procurement, construction and installation company with a focus on the energy industry, as associate general counsel in 1998 and spent over ten years in various senior management roles, including as general counsel, chief administrative officer and chief legal officer. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985. Mr. Nesser served as a director of Layne Christensen Company (NASDAQ:LAYN) from August 2013 until its acquisition by Granite in June 2018. Mr. Nesser is a member of the Texas and Louisiana Bar Associations (inactive) and is also a member of the Louisiana State University Law Center Board of Trustees. Mr. Nesser holds a B.S. in Business Administration, majoring in finance, and a J.D. from Louisiana State University. We believe that Mr. Nesser’s significant prior experience in the roles of chief operating officer and general counsel and his legal, corporate governance and operational backgrounds make a significant contribution to the Board’s current mix of skills and experience and qualify him to be a director.

Michael W. Press has served as a director since the completion of the Company's initial public offering of common stock ("IPO") in May 2011. He is a retired chief executive officer of KBC Advanced Technologies PLC (LSE:KBC), a publicly traded international petroleum and petrochemicals consulting and software firm, a position he held from 1997 to 2001. Since 2001, Mr. Press has served on various boards of directors and worked with a number of private equity backed companies in the United States, Europe and Asia, often in preparation for a public listing or sale. He served on the board of directors of Chart Industries, Inc. (NASDAQ:GTLS) from 2006 to 2016. He also served on the board of directors of Lamprell plc (LSE:LAM), a provider of diversified engineering and contracting services to the onshore and offshore oil & gas and renewable energy industries, from 2013 to 2015. Mr. Press previously served as a director and senior independent director of Petrofac, Ltd. (LSE:PFC) from 2002 to 2010. He holds a B.S. from Colorado College, an M.S. from Columbia University and an Advanced Management Program degree from Stanford University. Mr. Press brings to the Board substantial experience as a director and executive officer of publicly held companies and over 30 years of international energy industry experience, including senior executive positions at The Standard Oil Company, British Petroleum plc, BP America and Amerada Hess Corporation. He also has significant manufacturing, operations, finance, corporate governance and corporate development experience gained from serving on 18 public and private boards both in the United States and internationally.

Charles A. Sorrentino has served as a director since April 2010 and as our independent chairman of the Board ("Chairman") since the completion of our IPO in May 2011. Mr. Sorrentino currently serves as a Partner and Director of Sorrentino Capital LLC, a private investment company, a position that he has held since 2016. Mr. Sorrentino also previously served as the President and Chief Executive Officer of GSE Environmental (NYSE: GSE), a position he was first appointed to on an interim basis in July 2013 and then on an extended basis from November 2013 through December 2014 to allow more time to facilitate a search for a permanent chief executive officer. Mr. Sorrentino also served as a director of GSE from June 2011 through August 2014. In May 2014, in connection with a restructuring support agreement entered into with its lenders, GSE voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The U.S. Bankruptcy Court in Delaware approved GSE’s reorganization plan in July 2014. Mr. Sorrentino served as President and Chief Executive Officer of Houston Wire & Cable Co. (NASDAQ: HWCC), a leading provider of wire and cable and related services from 1998 until his retirement in 2011. He previously served as President of Pameco Corporation ("Pameco") (NYSE:PCN), a national heating, ventilation, air conditioning and refrigeration distributor, from 1994 to 1998. Pameco was a $600 million distributor that was listed on the NYSE following an IPO in 1997 and was later merged into a larger company. After completing college, he served nine years with PepsiCo, Inc. (NYSE:PEP) and twelve years with United Technologies (NYSE:UTX) (formerly Sundstrand Corporation) in a variety of engineering, sales, marketing and executive management functions. Mr. Sorrentino earned a B.S. in Mechanical Engineering from Southern Illinois University and an M.B.A. from the University of Chicago. He also served in the United States Marine Corps. Mr. Sorrentino has served as an executive of several large manufacturing companies and brings a diversity of managerial experience from both publicly and privately held companies to the Board.

Bruce A. Thames joined Thermon in April 2015 as Executive Vice President and Chief Operating Officer. He was promoted to President and Chief Executive Officer and appointed as a member of the Board on April 1, 2016. Prior to joining Thermon, Mr. Thames was Senior Vice President and Chief Operating Officer of TD Williamson in Tulsa, Oklahoma, a position he held since 2012. TD Williamson manufactures and delivers a portfolio of solutions to the owners and operators of pressurized piping systems for onshore and offshore applications. He joined TD Williamson in 2005 as Vice President, North America and also served as Vice President and General Manager, Eastern Hemisphere from 2010 to 2012. Mr. Thames began his career with Cooper Industries (formerly Intool), where he spent twelve years in various roles within the product engineering, marketing and operations groups. Mr. Thames then joined GE Energy (formerly Dresser Flow Solutions) ("Dresser") and served primarily as the Director of North American Operations and Product Director for Ball Valves globally for Dresser's Valve Group during his tenure from 2002 to 2005. Mr. Thames holds a B.S. in Mechanical Engineering from the University of Texas at Austin. Mr. Thames brings extensive leadership skills, international acumen, product innovation and industry knowledge to the Board.

Executive Officers

The following table and biographies set forth certain information about our current executive officers (collectively, the "Executive Officers"). Information pertaining to Mr. Thames, who is currently both a director and an executive officer of the Company, may be found in the section above entitled "Directors."

Executive Officer	Title	Age as of the 2019 Annual Meeting
Bruce Thames	President & Chief Executive Officer	56
Jay Peterson	Chief Financial Officer	62
David Buntin	Senior Vice President, Thermon Heat Tracing	49
Thomas Cerovski	Senior Vice President, Global Sales	47
Candace Harris-Peterson	Vice President, Human Resources	40
James Pribble	Senior Vice President, Thermon Heating Systems	44
Mark Roberts	Senior Vice President, Global Engineering and Project Services	58
Johannes (René) van der Salm	Senior Vice President, Global Operations	55
Ryan Tarkington	General Counsel & Corporate Secretary	38

Jay Peterson joined the Company in July 2010 as Chief Financial Officer and Senior Vice President, Finance. Prior to joining Thermon, Mr. Peterson held positions as Chief Financial Officer, Vice President of Finance, Senior Director of Finance, Secretary and Treasurer at Asure Software, Inc. (NASDAQ:ASUR) (formerly Forgent Networks, Inc.) ("Forgent"). Mr. Peterson started with Forgent in 1995 and was named Chief Financial Officer in 2001. Before joining Forgent, Mr. Peterson was Assistant Controller in Dell Computer Corporation’s $1 billion Direct division. He also spent 11 years in various financial management positions with IBM Corporation (NYSE:IBM). Mr. Peterson holds a B.A. and an M.B.A. from the University of Wisconsin.

David Buntin joined the Company in January 2017 as Senior Vice President, Research and Development. In May 2019, Mr. Buntin was promoted to Senior Vice President, Thermon Heat Tracing. Prior to joining the Company, from 2007 to 2016, Mr. Buntin served as Chief Operating Officer for Enovation Controls, Inc., a company that provides instrumentation, displays, controls and fuel systems for natural gas engines and compressors as well as industrial and marine equipment. Before joining Enovation Controls, Inc., from 1998 to 2007, Mr. Buntin served as the Vice President of Engineering for SecureLogix Corporation, a successful high-tech startup providing telephony and voice-over-IP security solutions. Prior to SecureLogix Corporation, from 1994 to 1998, Mr. Buntin served in various engineering roles of increasing responsibility with Southwest Research Institute. Mr. Buntin holds a B.S. in electrical engineering from Baylor University and a M.S. in electrical engineering from Texas A&M University.

Thomas Cerovski joined the Company in January 2019 as Senior Vice President, Global Sales, where Mr. Cerovski manages the Company's profit and loss business units and commercial organization. Prior to joining the Company, from 2018 until 2019, Mr. Cerovski was the Senior Vice President, Global Sales and Business Development for Trojan Battery Company, a leading manufacturer of deep-cycle batteries. From 2013 through 2018, Mr. Cerovski held various positions at Dover Corporation, a conglomerate manufacturer of industrial products, including Vice President and General Manager, Dispenser Business Unit, and Vice President, Product and Technology Services, Wayne Fueling Systems. Prior to joining Dover Corporation, Mr. Cerovski served for fourteen (14) years in various positions with General Electric Company. Mr. Cerovski began his career at the Nuclear Regulatory Commission. Mr. Cerovski brings more than twenty-five (25) years of energy industry leadership experience in positions ranging from engineering, product management, sales, business development, and business unit management. Mr. Cerovski holds a B.S. from Montana State University, a M.S from Purdue University, and a M.B.A. from George Washington University.

Candace Harris-Peterson joined the Company in January 2017 as Vice President of Human Resources. Prior to joining the Company, from 2006 to 2016, Ms. Harris-Peterson was the Senior Business Partner, Global Sales and Services for TD Williamson, Inc., a global solutions provider to the owners and operators of pressurized piping systems for onshore and offshore applications. Ms. Harris-Peterson holds a B.A. in organizational leadership from Chapman University in Orange, California.

James Pribble joined the Company in May 2016 as Senior Vice President of Global Corporate Development, where Mr. Pribble led the Company's mergers and acquisitions, product management, and marketing functions. In 2017, Mr. Pribble was promoted to Senior Vice President, Thermon Heating Systems. Prior to joining the Company, from 2011 to 2016, Mr. Pribble served in various roles at FMC Technologies, Inc., a global market leader in subsea systems, including President and General Manager of Direct Drive Systems, Inc., a wholly-owned subsidiary of FMC Technologies, Inc., and the Director of Strategy and Business Development for FMC Technologies Emerging Technologies Businesses. Prior to joining FMC Technologies, Inc., Mr. Pribble was a U.S. Naval Officer and pilot. Mr. Pribble holds a B.S. in marine transportation from the U.S. Merchant Marine Academy and an M.B.A. from Duke University's Fuqua School of Business.

Mark Roberts joined the Company in October 2016 as Vice President of Global Engineering and Project Services. Prior to joining the Company, from September 2011 to September 2015, Mark served as Vice President, Executive Vice President and President of Audubon Engineering Company, LLC, a professional Engineering Firm. During his thirty-five (35) year career in the energy industry, Mr. Roberts has held executive and management positions within technical sales, business development, engineering and business unit management. Mr. Roberts holds a B.S. in chemical engineering from The University of Texas at Austin.

Johannes (René) van der Salm joined the Company in October 2001 as European Logistics Manager based at the Company's European headquarters in Pijnacker, the Netherlands. In 2006, Mr. van der Salm was promoted to Vice President, Manufacturing and Logistics. During that period, he divided his time between the Company's offices in the United States and Europe. In 2007, Mr. van der Salm was promoted to Senior Vice President, Operations and permanently relocated to Texas. He was instrumental in the global implementation of the Company’s enterprise resource planning software. In 2011, Mr. van der Salm was promoted to Senior Vice President, Global Operations. After completing his undergraduate studies and a period of military service, Mr. van der Salm worked in a number of positions within the petrochemical industry prior to joining Thermon, including as a sales engineer, a project manager and a production manager. Mr. van der Salm holds a B.S. in mechanical engineering from Amsterdam Technical University.

Ryan Tarkington joined the Company in February 2019 as General Counsel and Corporate Secretary. Prior to joining the Company, from 2011 to 2019, Mr. Tarkington served in various capacities with several international companies in the offshore drilling industry, including as Senior Counsel for Rowan Companies plc from 2017 through 2019, as Associate General Counsel for Paragon Offshore plc from 2014 through 2017 and as Senior Counsel for Transocean Ltd. from 2011 through 2014. Mr. Tarkington began his career at the law firm of Vinson & Elkins L.L.P. Mr. Tarkington holds a B.A. from Rice University and a J.D. from The University of Texas School of Law.

CORPORATE GOVERNANCE

The Board oversees the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company and works to serve the long-term interests of stockholders. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, both available on the Company’s website at http://ir.thermon.com/corporate-governance. Stockholders can also obtain a free copy of either document by writing to the General Counsel, Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735.

During Fiscal 2019, the full Board met five times. Each member of the Board attended or participated in 75% or more of the aggregate of: (i) the total number of meetings of the Board (held during the period for which such person has been a director); (ii) the total number of subcommittee meetings of the Board or one of its committees on which such person served; and (iii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served) during Fiscal 2019.

Our Corporate Governance Guidelines require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the N&CG Committee, which will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within ninety (90) days after the election results for the 2019 Annual Meeting are certified.

We recognize the importance of new ideas, perspectives, independence and skills with respect to the Board and recognize the importance of utilizing Board refreshment to achieve such goals. In January 2018, in furtherance of these goals, the Board approved amendments to our Corporate Governance Guidelines implementing a mandatory retirement age and maximum tenure for non-executive directors. Non-executive directors shall submit an offer of resignation to the N&CG Committee to become effective immediately prior to the Company's annual stockholder meeting following the director's attainment of age seventy-five (75) or following fifteen (15) years of service to the Board, whichever comes earlier. The Board will generally not nominate such directors for re-election; however, on the recommendation of the N&CG Committee, the Board may reject such offers of resignation on a case-by-case basis if the Board determines an exception is in the best interests of the Company and its stockholders. The Board also believes that these amendments to the Corporate Governance Guidelines will promote orderly succession planning for our non-executive directors.

There are no family relationships between any director, executive officer or person nominated by the Board to become a director or executive officer.

Board Leadership Structure and Executive Sessions

In connection with the completion of our IPO in May 2011, the Board appointed Mr. Sorrentino as its independent Chairman. The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. The Board also believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman. However, the Board periodically reviews our leadership structure and may make changes in the future.

In accordance with the listing standards of The New York Stock Exchange (the "NYSE") and our Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions, generally following each quarterly Board meeting and at other times as necessary. The executive sessions are chaired by the Chairman.

Director Independence

The Board reviews the independence of each director annually. In determining the independence of our directors, the Board considered Section 303A of the NYSE rules, applicable SEC rules as well as all relevant facts and circumstances, including, among other things, the types and amounts of commercial dealings between the Company and companies and organizations with which the directors are affiliated. Based on the foregoing criteria, the Board has affirmatively determined that Ms. Dalgetty, and Messrs. George, McGinty, Nesser, Press and Sorrentino are independent. Mr. Richard E. Goodrich and Stephen A. Snider, during their service as members of the Board during Fiscal 2019, were also independent based on the foregoing criteria. Mr.

Thames, the Company's President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

There were no transactions, relationships or arrangements with respect to any independent director that required review by our Board for purposes of determining director independence. The Board found that none of the independent directors had a material or other disqualifying relationship with the Company. The Board's three standing committees, Audit, Compensation, and N&CG, were comprised solely of independent directors during Fiscal 2019, as discussed in further detail below.

Committees of the Board

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the N&CG Committee. The Audit Committee, Compensation Committee, and N&CG Committee operate under written charters adopted by the Board. Each committee charter is posted and available on the Company’s website at http://ir.thermon.com/corporate-governance. Current committee composition and the number of committee meetings held during Fiscal 2019 were as follows:

Director	Audit Committee[1]	Compensation Committee[1,2]	Nominating and Corporate Governance Committee[2]
Linda A. Dalgetty[3]	Chair	—	Member
Marcus J. George	Member	Member	—
Kevin J. McGinty	Member	Member	—
John T. Nesser, III	—	Chair	Member
Michael W. Press	—	Member	Chair
Charles A. Sorrentino	Member	—	Member
Bruce A. Thames	—	—	—

Number of Committee Meetings Held[4]	6	4	5

(1)	Richard E. Goodrich served as Chair of the Audit Committee and as a member of the Compensation Committee until his retirement from the Board on November 29, 2018.

(2)	Mr. Snider served as a member of the Compensation and N&CG Committees until his retirement from the Board effective March 31, 2019.

(3)
Ms. Dalgetty became a member of the Audit and N&CG Committees upon her appointment to the Board on May 1, 2018 and became the Chair of the Audit Committee upon Mr. Goodrich's retirement from the Board on November 29, 2018.

(3)	In addition to taking action at meetings, each committee and the Board may periodically act by written consent.

Audit Committee

The Audit Committee has responsibility for, among other things, reviewing our financial reporting and other internal control processes, our financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics. The Board has determined that each of Ms. Dalgetty and Messrs. Goodrich, George, McGinty and Sorrentino is financially literate and qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent auditors. The Board also determined that each of Ms. Dalgetty and Messrs. Goodrich, George, McGinty and Sorrentino meets the additional criteria for independence of audit committee members under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the NYSE. For Fiscal 2019, the Board determined that Ms. Dalgetty qualified as an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K based on her education, experience and status as a chartered accountant. For Fiscal 2019, Mr. Goodrich also qualified as an audit committee financial expert prior to his retirement from the Board and the Audit Committee in November 2018.

Compensation Committee

The Compensation Committee has responsibility for, among other things, reviewing and recommending policies relating to compensation and benefits of our executive officers, including: reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the other Executive Officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The Compensation

Committee also has responsibility for management succession planning. The Compensation Committee may delegate its authority to one or more subcommittees of the Compensation Committee. The Compensation Committee also oversees our equity and incentive-based plans and administers the issuance of stock options, restricted stock units, performance stock units and other awards with respect to our Executive Officers and other employees. The Compensation Committee also reviews and evaluates its performance and the performance of each of its members, including compliance of the Compensation Committee with its charter, and prepares the Compensation Committee report required under SEC rules. The report of the Compensation Committee is included in this Proxy Statement. The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee, at present, engages an outside consultant on a regular basis to advise the Compensation Committee on the Company's executive compensation program. The Board has determined that each of Messrs. Goodrich, George, McGinty, Nesser, Press and Snider is independent under the heightened independence standards applicable to Compensation Committee members under the NYSE rules and Rule 10C-1 under the Exchange Act. In addition, each member of the Compensation Committee also meets the definition of "non-employee director" under Rule 16b-3 under the Exchange Act.

Nominating & Corporate Governance Committee

The N&CG Committee has responsibility for, among other things, identifying, evaluating and recommending nominees for appointment or election as directors, including director nominees recommended by stockholders, developing and recommending a set of corporate governance guidelines, considering and approving director compensation and overseeing the evaluation of our Board and its committees. The N&CG Committee also oversees our equity plans and administers the issuance of equity awards with respect to our non-executive directors. In addition, the N&CG Committee has responsibility for non-executive director succession planning. The Board has determined that each of Ms. Dalgetty and Messrs. Nesser, Press, Snider and Sorrentino is independent under the rules of the NYSE.

Director Qualifications

The Company has not established specific minimum education, experience or skill requirements for potential Board or committee members. In general, the N&CG Committee and the Board will consider, among other qualifications and characteristics, a candidate's work and other experience, character, background, ability to exercise sound judgment, integrity, ability to make independent analytical inquiries, problem-solving skills, diversity, age, demonstrated leadership, work ethic, other skills (including financial literacy), understanding of the Company’s business environment, willingness and capacity to devote adequate time to Board duties, independence and potential conflicts of interest. We expect that qualified candidates will have senior leadership experience in a complex and global organization and will be able to represent the interests of the stockholders as a whole and not just certain special interest groups or constituencies. Each individual is evaluated in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent stockholder interests through sound judgment. When current Board members are considered for nomination for re-election, the N&CG Committee also takes into consideration their prior Board contributions, performance, meeting attendance and participation in continuing education activities.

The N&CG Committee may (but is not required to) identify nominees based upon suggestions by directors, management, outside consultants, including third-party search firms, and stockholders. Before considering any nominee, the N&CG Committee makes a preliminary determination as to the need for additional members of the Board. If a need is identified, members of the N&CG Committee discuss and evaluate possible candidates to explore in more depth and/or retain a third-party to conduct a search for qualified individuals. Once one (or more) candidate(s) is identified for further consideration, members of the N&CG Committee, as well as other members of the Board and management, as appropriate, interview the nominee(s). After completing this evaluation, the N&CG Committee makes a final recommendation and refers the nominee(s) to the full Board for consideration. The Board then makes a final determination as to director nominations and/or appointments.

The N&CG Committee and the Board will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates to serve as directors in accordance with the advance notice, proxy access and other procedures contained in our Bylaws.

Diversity

We are committed to cultivating a highly capable and diverse Board to represent the interests of our stockholders. Although the Board does not have a formal diversity policy, it construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds, including gender, race, age, culture and ethnicity, as well as other differentiating characteristics. The Board believes that diversity and variety of points of view contribute to a more effective decision-making process. When recommending director nominees for election, the Board and the N&CG Committee focus on how the experience and skill set of each director nominee complements those of fellow director nominees to create a balanced Board with diverse viewpoints and deep expertise.

In addition, the Board and its committees engage in annual self-evaluations that include evaluations of diversity as well as the overall effectiveness of the Board and its committees. The N&CG Committee also maintains an experience matrix to help identify potential gaps in skills, qualifications, experience or diversity across the Board as a whole.

Our Board currently includes one African-American member and one female member.

Proxy Access

On June 15, 2017, the Board approved the Second Amended and Restated Bylaws (the "Bylaws") of the Company, implementing proxy access. The Board believes that the majority of the Company's stockholders generally support the concept of proxy access; however, the Board recognizes that stockholders are not unanimous in this view nor the specific terms under which proxy access should be adopted. The Company's proxy access provisions permit a stockholder, or group of up to twenty (20) stockholders, owning an aggregate of three percent (3%) or more of the Company's outstanding common stock continuously for at least three (3) years to nominate director candidates for inclusion in the Company's proxy materials for an annual meeting of stockholders constituting up to the greater of (i) twenty percent (20%) of the Board or (ii) two individuals; provided the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

Attendance of Directors at the Annual Meeting of Stockholders

Directors are strongly encouraged to attend the Company's annual meeting of stockholders unless extenuating circumstances prevent them from attending, although the Company has no formal, written policy requiring such attendance. All of the Company's directors attended the 2018 Annual Meeting of Stockholders ("2018 Annual Meeting").

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:

Thermon Group Holdings, Inc.
Attention: General Counsel
7171 Southwest Parkway
Building 300 | Suite 200
Austin, Texas 78735

We will forward stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.

Board Oversight of Risk Management

The Board believes that evaluating the ability of senior management to manage the various risks confronting the Company is one of its most important areas of oversight. In carrying out this responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management and risks related to financial reporting and internal controls. The Audit Committee makes periodic updates to the Board regarding the risks inherent to the business of the Company, including the identification, assessment, management and monitoring of those risks, and risk management decisions, practices and activities of the Company.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the N&CG Committee reviews legal, regulatory and compliance risks as they relate to corporate governance structures and processes, and the Compensation Committee reviews risks related to compensation matters. The committee chairs periodically apprise the Board of significant risks and management’s response to those risks. While the Board and its committees oversee risk management strategy, senior management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risks related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The base salaries of our employees, including our Executive Officers, are fixed in amount and thus do not encourage risk-taking. Short-term incentive opportunities for all employees, including our Executive Officers, are generally capped and are directly tied to overall corporate performance. The compensation provided to certain employees, including our Executive Officers, in the form of long-term equity awards helps further align key employees' interests with those of the Company’s stockholders.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company’s annual short-term cash and long-term equity incentives provide an effective and appropriate mix of incentives to help ensure that the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are discretionary and management has the authority to reduce bonus payments (or pay no bonus) based on individual or Company performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of our Named Executive Officers, the Company intends to continue to award a portion of the compensation of certain of its key employees in the form of equity awards that help further align the interests of employees with those of stockholders.

Clawback Policy

In May 2015, the Compensation Committee adopted a Policy on Recoupment of Incentive Compensation (the "clawback policy"), pursuant to which, to the extent permitted by governing law, the Company may require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former executive officer during the three-year period preceding the filing with the SEC of Company financial statements that were restated due to the material noncompliance of the Company with any financial reporting requirement under the securities laws to the extent that such incentive compensation was calculated based upon any financial result or performance metric impacted by such restatement. We believe that the adoption of the clawback policy further enhances the risk management features of our executive compensation program in a way that does not encourage unnecessary or excessive risk-taking.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers against liabilities actually and reasonably incurred in such capacities, including attorneys’ fees, judgments, fines and amounts paid in settlement, with respect to any matter in which the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that we will indemnify our directors and officers to the fullest extent authorized by the DGCL. Our Certificate of Incorporation provides that this right to indemnification is a contract right, and we may, from time to time, and in the ordinary course of business, enter into contracts under which our directors and officers are provided with such rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts. We have entered into indemnification agreements with each of our directors and certain officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director or officer (other than liabilities arising from willful misconduct of a culpable nature).

Our Bylaws further provide that we will indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person; provided, however, that we will not be required to indemnify a person in connection with any action, suit or proceeding that is initiated by such person unless such action, suit or proceeding was authorized by our Board.

Our Certificate of Incorporation also eliminates the personal liability of our directors to the fullest extent permitted by Section 102 of the DGCL, which provides that a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 does not, however, permit a corporation to eliminate or limit liability for: (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. We have purchased liability insurance covering our directors and officers and certain other management personnel.

Compensation Committee Interlocks and Insider Participation

At the beginning of Fiscal 2019, our Compensation Committee consisted of John T. Nesser, III (Chair), Marcus George, Richard E. Goodrich, Kevin J. McGinty, Michael W. Press and Stephen A. Snider. Messrs. Goodrich and Snider resigned from the Board and its committees effective November 29, 2018 and March 31, 2019, respectively. None of Messrs. Nesser, George, Goodrich, McGinty, Press or Snider is or has been an employee or officer of the Company. None of our Executive Officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

DIRECTOR COMPENSATION

The Board determines the form and amount of non-executive director compensation after its review of recommendations made by the N&CG Committee. In July 2018, the N&CG Committee completed a detailed internal benchmarking analysis of the Company's non-executive director compensation program compared to the non-executive director compensation programs of the same group of peer companies utilized in the Compensation Committee's review of the compensation of our Executive Officers, as discussed further in the section entitled "Executive Compensation—Compensation Discussion and Analysis." The N&CG Committee also reviewed survey data published by the National Association of Corporate Directors and Pearl Meyer & Partners LLP ("Pearl Meyer"). Following a review of the benchmarking analysis, the Committee noted that the compensation for each of the Audit and Compensation Committee chairpersons had fallen below the market median. Accordingly, the Committee recommended a $1,000 increase to the annual cash retainer for the chairs of each of the Audit Committee and the Compensation Committee effective July 1, 2018.

The Company's current non-executive director compensation program for Fiscal 2019 is set forth in the table below. In addition to these retainers, we reimburse our non-executive directors for actual reasonable out-of-pocket expenses upon presentation of documentation in accordance with the Company's typical expense reimbursement procedures.

	4/1/2018		7/1/2018
Type of Annual Retainer[1]	Cash Amount	Equity Amount[2]	Cash Amount	Equity Amount[2]
Board Member	$50,000	$60,000	$50,000	$60,000
Audit Committee Member	$4,000	$—	$4,000	$—
Audit Committee Chair	$14,000	$—	$15,000	$—
Compensation Committee Member	$4,000	$—	$4,000	$—
Compensation Committee Chair	$11,500	$—	$12,500	$—
N&CG Committee Member	$4,000	$—	$4,000	$—
N&CG Committee Chair	$11,500	$—	$11,500	$—
Independent Chairperson	$52,500	$—	$52,500	$—

(1)	All annual retainers are paid in quarterly installments in advance and no additional meeting attendance fees were paid.

(2)
The annual equity retainer is granted in four equal installments on each of following dates: April 1, July 1, October 1 and January 1 (or, if any such date is not a trading day, the next trading day), with each equity award being 100% vested on the applicable grant date.

The following table provides information regarding the compensation paid to non-executive directors during Fiscal 2019. The compensation paid to Mr. Thames is presented below under the section entitled "Executive Compensation." Mr. Thames did not receive any additional compensation for his service as a member of the Board during Fiscal 2019.

FISCAL 2019 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid In Cash	Stock Awards[1]	Total
Linda A. Dalgetty[2]	$56,839	$54,927	$111,766
Marcus J. George	$58,000	$59,924	$117,924
Richard E. Goodrich[3]	$55,984	$39,957	$95,941
Kevin J. McGinty	$58,000	$59,924	$117,924
John T. Nesser, III	$66,000	$59,924	$125,924
Michael W. Press	$65,500	$59,924	$125,424
Stephen A. Snider[4]	$58,000	$59,924	$117,924
Charles A. Sorrentino[5]	$110,500	$59,924	$170,424

(1)
On each of April 2, 2018, July 2, 2018, October 1, 2018 and January 3, 2019, the Company granted a stock award to each of the then-serving non-executive directors equal to 682, 655, 589 and 728 shares of the Company’s common stock, respectively. The number of shares was determined by dividing $15,000 by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share). In connection with the commencement of her service on the Board, the Company granted a pro-rated stock award of 438 shares of the Company's common stock to Ms. Dalgetty upon her joining the Board on May 1, 2018. For the stock award to Ms. Dalgetty on May 1, 2018, the number of shares was determined by dividing $10,000 by the per-share closing price of the Company's common stock on the date of grant (rounded down to the nearest whole share). In connection with his retirement from the Board on November 29, 2018, the Company granted a pro-rated stock award of 393 shares of the Company's common stock to Mr. Goodrich on October 1, 2018. Each stock award was 100% vested on the grant date. The per-share closing price on each of April 2, 2018, May 1, 2018, July 2, 2018, October 1, 2018 and January 3, 2019 was $21.97, $22.80, $22.87, $25.43 and $20.58, respectively.

(2)	Ms. Dalgetty joined the Board on May 1, 2018.

(3)	Mr. Goodrich retired from the Board on November 29, 2018.

(4)	Mr. Snider retired from the Board on March 31, 2019.

(5)	The fees received by Mr. Sorrentino include an additional retainer of $52,500 for his service as independent Chairman of the Board.

Stock Ownership Guidelines (Non-Executive Directors)

Our Board has adopted stock ownership guidelines for its non-executive directors and delegated oversight to the N&CG Committee. In Fiscal 2019, the stock ownership guideline for non-executive directors was $200,000, which is equal to four times the annual cash retainer for serving as a non-executive director. Each non-executive director is required to meet the guideline within five years of election or appointment to the Board. As of the Record Date, all of the Company's non-executive directors met the requisite stock ownership guideline or are within the initial five-year period.

In measuring stock ownership, the N&CG Committee will consider all shares beneficially owned and vested but unexercised stock options. For vested but unexercised stock options, the value counting toward the individual's threshold will be determined based on the excess of the market value of the stock over the exercise price of the stock option. Unvested equity awards are not considered in calculating each individual's stock ownership for purposes of the stock ownership guidelines. For information on the stock ownership guidelines for the Company's Named Executive Officers, see the section entitled "Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines (Named Executive Officers)."

Each non-executive director must meet or exceed his or her requisite stock ownership threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes or the exercise price of stock options). This 100% retention requirement applies during any time period during which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If a non-executive director does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the Board has discretion to reduce future long-term incentive grants or pay future cash compensation in the form of equity.

Nonqualified Deferred Compensation Plan

The Company adopted a non-qualified deferred compensation plan (the "NQDCP") in June 2016 under which non-executive directors may elect to defer director fees and other cash or equity-based compensation. Subject to applicable tax laws, participants may elect when to receive payment of their account balances under the NQDCP. If elected by the participant or as otherwise required by the NQDCP, payment may accelerate in connection with certain events, including death, disability, termination of service and/or a change in control. Compensation deferred under the NQDCP is subject to income tax when distributed from the NQDCP and may accumulate tax-deferred earnings.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of seven directors with each term expiring at the 2019 Annual Meeting. The authorized number of directors is presently fixed at seven. During Fiscal 2019, two of our non-executive directors retired from the Board. Mr. Goodrich resigned from the Board and its committees effective November 29, 2018 and Mr. Snider resigned from the Board and its committees effective March 31, 2019.

Upon the recommendation of the N&CG Committee, the Board has nominated each of Ms. Dalgetty, Mr. George, Mr. McGinty, Mr. Nesser, Mr. Press, Mr. Sorrentino and Mr. Thames for re-election at the 2019 Annual Meeting. Each director elected at the 2019 Annual Meeting will serve a one-year term expiring at the 2020 Annual Meeting.

Each of the nominees has indicated his or her willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The Board unanimously recommends that stockholders vote "FOR" the re-election of each of Ms. Dalgetty and Messrs. George, McGinty, Nesser, Press, Sorrentino and Thames.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a Statement of Policy Regarding Transactions with Related Parties, which requires that each director and executive officer promptly advise the chairman of the Audit Committee of any Related Person Transaction, as defined therein, of which he or she becomes aware in which we are to be a participant, the amount involved exceeds $120,000 and the applicable Related Person had or will have a direct or indirect material interest, and all material facts with respect thereto. The Audit Committee (or, if determined by the Audit Committee as advisable, the disinterested members of our Board) will then consider such Related Person Transaction for approval or ratification.

In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, will consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a Related Person;

•	the nature of the interest of the Related Person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

No Related Person Transaction will be consummated without the approval or ratification of the Audit Committee or the disinterested members of the Board as described above. It is our policy that no director will participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person.

Related Party Transactions

Manager Equity Agreements

We have entered into manager equity agreements with certain of our current and former executive officers and employees (collectively, the "management investors") which set forth additional provisions relating to the ownership of our securities. Pursuant to the manager equity agreements, each management investor will maintain the confidentiality of our confidential or proprietary information obtained as a result of such management investor’s employment and is subject to non-competition and non-solicitation covenants during employment and for a period of two years thereafter. Upon the termination of a management investor’s employment for cause, we will have the option to repurchase certain of such management investor’s securities at the lower of cost or the fair market value (as determined in good faith by our Board) of such securities. Mr. van der Salm is among the management investors who are party to manager equity agreements.

Piggyback Registration Rights

Certain of our current and former executive officers, employees and directors are parties to an amended and restated securityholder agreement, as further amended (the "Securityholder Agreement"), that provides for certain "piggyback" registration rights. If, at any time, we determine to file a registration statement with the SEC covering any shares of our common stock, other than shares of common stock or other securities that are issuable in an offering to our officers or employees pursuant to an employee benefit plan or in connection with the acquisition of a business, each securityholder party to the Securityholder Agreement will have the right to request that we include their shares of common stock in any such registration statement, subject to specified limitations. We are required to pay the expenses associated with preparing and filing any registration statement in connection with the above piggyback registrations, other than any underwriting discounts and commissions applicable to the sale of shares.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and certain officers, including all of our Named Executive Officers. The indemnification agreements and indemnification provisions included in our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see "Corporate Governance—Indemnification of Directors and Officers."

AUDIT AND NON-AUDIT FEES

The following sets forth fees billed for the audit and other services provided by KPMG for Fiscal 2019 and Fiscal 2018.

	Year Ended March 31, 2019	Year Ended March 31, 2018
Audit Fees[1]	$1,965,000	$1,480,000
Audit-Related Fees[2]	$—	$16,000
Tax Fees[3]	$77,000	$540,000
All Other Fees[4]	$—	$1,786
Total	$2,042,000	$2,037,786

(1)	Consists of fees and expenses for the integrated audit of annual financial statements, reviews of the related quarterly financial statements, and reviewing documents filed with the SEC.

(2)	Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of financial statements that are not "Audit Fees."

(3)
Consists of fees and expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding international, federal and state tax compliance and tax planning and structuring services, including during Fiscal 2018 in connection with the acquisition of CCI Thermal Technologies, Inc., now referred to as Thermon Heating Systems, Inc. on October 30, 2017.

(4)
Consists of fees and expenses for products and services that are not "Audit Fees," "Audit-Related Fees" or "Tax Fees." The amount included in "All Other Fees" represents the use of KPMG's online accounting research tool.

Pre-Approval Policies and Procedures

All services rendered by KPMG were permissible under applicable laws and regulations and were pre-approved by our Audit Committee. Pursuant to its charter, the primary purposes of our Audit Committee include the following: (i) to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; (ii) to pre-approve all audit and non-audit services, including tax services, to be provided, consistent with all applicable laws, to us by our external auditors; and (iii) to establish the fees and other compensation to be paid to our external auditors. The Audit Committee has reviewed the external auditors’ fees for audit and non-audit services for Fiscal 2019. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors’ independence and has concluded that they are compatible at this time.

The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its pre-approval for the provision of all audit and review services to be performed by the independent registered public accounting firm for Fiscal 2020. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.

Furthermore, the Audit Committee will review the external auditors’ proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, will regularly review with the external auditors any problems or difficulties the auditors encountered in the course of their audit work and will, at least annually, use its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

AUDIT COMMITTEE REPORT

The Audit Committee's primary responsibilities include assisting the Board in its oversight of the Company’s financial reporting process, appointing the independent registered public accounting firm and reviewing the services performed by the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company's financial statements.

In performing its oversight responsibility, the Audit Committee has:

•	reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;

•
discussed with KPMG, the Company’s independent registered public accounting firm for Fiscal 2019, the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•
received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence and discussed with KPMG its independence.

The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the 2019 Annual Report.

Submitted by the Audit Committee of the Board of Directors
Linda A. Dalgetty (Chair)[1]
Marcus J. George
Kevin J. McGinty
Charles A. Sorrentino

(1)	Ms. Dalgetty was appointed to the Audit Committee on May 1, 2018 and became Chair of the Audit Committee upon Richard E. Goodrich's retirement on November 29, 2018.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP ("KPMG") has been our independent registered public accounting firm since June 14, 2013. The Audit Committee has appointed KPMG as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2020. Our Board recommends the ratification of the Audit Committee's appointment of KPMG. If our stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

We expect that one or more representatives of KPMG will attend the 2019 Annual Meeting and will be given an opportunity to make a statement if he or she so desires. The representative(s) will also be available to respond to appropriate questions from stockholders.

The Board unanimously recommends that stockholders vote "FOR" the ratification of the Audit Committee's appointment of KPMG as our independent registered public accounting firm for Fiscal 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by: (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director; (iii) each named executive officer; and (iv) all directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC, which generally provide that a person is the beneficial owner of securities if such person has or shares voting or investment power with respect to the securities or has the right to acquire such powers within 60 days. Shares issuable pursuant to stock options exercisable as of the Record Date or within 60 days thereafter and RSUs and/or PSUs that are scheduled to vest within 60 days of the Record Date are deemed outstanding for computing the percentage of the respective person or group holding such options or RSUs but are not outstanding for computing the percentage of any other person or group. The percentage of beneficial ownership for the following table is based on 32,636,248 shares of common stock outstanding as of the Record Date, plus options exercisable and RSUs and/or PSUs vesting on or within 60 days of the Record Date held by any executive officer or director included in the group for which percentage ownership has been calculated. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Unless otherwise indicated, the address for each listed stockholder is: c/o Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735.

Name of Beneficial Owner	Shares Beneficially Owned (#)	Percentage
5% Stockholders:
T. Rowe Price Associates, Inc.[1]	4,175,939	12.8%
Wellington Management Group LLP[2]	3,737,504	11.5%
The Vanguard Group[3]	2,839,333	8.7%
Van Berkom & Associates Inc.[4]	2,724,944	8.3%
Blackrock, Inc.[5]	2,210,775	6.8%
Janus Henderson Group plc[6]	1,987,042	6.1%
Eagle Asset Management, Inc.[7]	1,896,067	5.8%
Dimensional Fund Advisors LP8	1,740,397	5.3%

Named Executive Officers and Directors:
Bruce Thames[9]	53,513	*
Jay Peterson[10]	51,732	*
Thomas Cerovski	—	*
Johannes (René) van der Salm[11]	144,929	*
Eric Reitler[12]	24,845	*
Linda A. Dalgetty	3,019	*
Marcus J. George[13]	21,124	*
Kevin J. McGinty	22,924	*
John T. Nesser, III	19,644	*
Michael W. Press	21,708	*
Charles A. Sorrentino	50,935	*

All Executive Officers and Directors as a group (15 persons)[14]	446,699	1.4%

*	Less than 1% of our outstanding common stock.

(1)
According to a Schedule 13G amendment filed with the SEC on February 14, 2019, T. Rowe Price Associates, Inc. ("T. Rowe Price") reported beneficial ownership of an aggregate 4,175,939 shares, including sole voting power over 936,695 shares beneficially owned and sole dispositive power over all 4,175,939 shares beneficially owned. T. Rowe Price lists its address as 100 E. Pratt Street, Baltimore, Maryland 21202 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(2)
According to a Schedule 13G amendment filed with the SEC on February 12, 2019, Wellington Management Group LLP ("Wellington") reported beneficial owne1hip of an aggregate 3,737,504 shares, including shared voting power with certain affiliated entities over 2,909,984 shares beneficially owned and shared dispositive power with certain affiliated entities over all 3,737,504 shares beneficially owned. Wellington lists its address as 280 Congress Street, Boston, Massachusetts 02210 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(3)
According to a Schedule 13G amendment filed with the SEC on February 12, 2019, The Vanguard Group ("Vanguard") reported beneficial ownership of an aggregate 2,839,333 shares, including sole voting power over 42,344 shares beneficially owned, sole dispositive power over 2,778,753 shares beneficially owned, shared voting power with certain affiliated entities over 22,168 shares beneficially owned and shared dispositive power with certain affiliated entities over 60,580 shares beneficially owned. Vanguard lists its address as 100 Vanguard Blvd, Malvern, Pennsylvania 19355 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(4)
According to a Schedule 13G amendment filed with the SEC on February 12, 2019, Van Berkom Associates Inc. ("Van Berkom") reported beneficial ownership of an aggregate 2,724,944 shares, including sole voting and dispositive power over all shares beneficially owned. Van Berkom lists its address as 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(5)
According to a Schedule 13G amendment filed with the SEC on February 6, 2019, BlackRock, Inc. ("BlackRock") reported beneficial ownership of an aggregate 2,210,775 shares, including sole voting power over 2,132,718 shares beneficially owned and sole dispositive power over all 2,210,775 shares beneficially owned. BlackRock lists its address as 55 East 52nd Street, New York, New York 10055 in such filing. The Schedule 13G amendment not reflect current holdings of our common stock.

(6)
According to a Schedule 13G filed with the SEC on February 12, 2019, Janus Henderson Group plc ("Janus Henderson") reported beneficial ownership of an aggregate 1,987,042 shares, including shared voting and dispositive power with certain affiliated entities over all 1,987,042 shares beneficially owned. In the same filing, Janus Henderson Small Cap Value Fund ("Janus Fund") reported sole voting and dispositive power of 1,739,126 shares. Janus Henderson has a direct 100% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the ownership structure, holdings for Janus Henderson and Janus Fund were aggregated for the purposes of this filing. Perkins may be deemed to be the beneficial owner of all 1,987,042 shares as a result of its role as an investment advisor. Janus Henderson and Perkins each list their address as 151 Detroit Street, Denver, Colorado 80206 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(7)
According to a Schedule 13G amendment filed with the SEC on January 11, 2019, Eagle Asset Management, Inc. ("Eagle Asset Management") reported beneficial ownership of an aggregate 1,896,067 shares, including sole voting and dispositive power over all shares beneficially owned. Eagle Asset Management lists its address as 880 Carillon Parkway, St. Petersburg, Florida 33716 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(8)
According to a Schedule 13G filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP reported beneficial ownership of an aggregate 1,740,397 shares, including sole voting power over 1,641,522 shares beneficially owned and sole dispositive power over all 1,740,397 shares beneficially owned. Dimensional Fund Advisors LP lists its address as Building One, 6300 Bee Cave Road, Austin, Texas in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(9)	For Mr. Thames, includes 5,753 and 5,661 restricted stock units vesting on June 19, 2019 and June 30, 2019, respectively.

(10)
For Mr. Peterson, includes 2,000 shares of our common stock issuable upon the exercise of stock options that are exercisable within sixty (60) days of the Record Date and includes 2,157 and 1,698 restricted stock units vesting on June 19, 2019 and June 30, 2019, respectively.

(11)
For Mr. Salm, includes 5,000 shares of our common stock issuable upon the exercise of stock options that are exercisable within sixty (60) days of the Record Date and 2,157 and 1,698 restricted stock units vesting on June 19, 2019 and June 30, 2019, respectively.

(12)
For Mr. Reitler, includes 1,058 shares of our common stock issuable upon the exercise of stock options that are exercisable within sixty (60) days of the Record Date and 2,157 restricted stock units vesting on June 19, 2019.

(13)
Includes 50 shares owned by minor children sharing Mr. George’s household. Mr. George disclaims beneficial ownership of shares held by his minor children, except to the extent of a pecuniary interest therein.

(14)
For the other executive officers of the Company, includes 6,276 shares of our common stock, 18,999 shares issuable upon the exercise of stock options that are exercisable within sixty (60) days of the Record Date and 7,051 restricted stock units vesting within sixty (60) days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Such executive officers, directors and greater than ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of such reports filed by or on behalf of such persons and/or written representations from them, the Company believes that all Section 16(a) filing requirements were timely met during Fiscal 2019, except for the following reports, each of which was filed late: (i) with respect to each of Ms. Dalgetty and Messrs. George, Goodrich, Nesser, Press, Snider and Sorrentino, one late Form 4 reporting two transactions (each of which was filed with the SEC on January 4, 2019); (ii) with respect to Mr. McGinty, one late Form 4 reporting three transactions (which was filed with the SEC on January 4, 2019); (iii) with respect to Mr. Thames, two late Form 4s, one reporting five transactions (which was filed with the SEC on January 4, 2019) and one reporting two transaction (which was filed with the SEC on May 20, 2019); (iv) with respect to Mr. Peterson, two late Form 4s, one reporting six transactions (which was filed with the SEC on January 4, 2019) and one reporting two transaction (which was filed with the SEC on May 20, 2019); (v) with respect to Mr. van der Salm, two late Form 4s reporting eight transactions (which were filed with the SEC on May 22, 2019); and (vi) with respect to Mr. Reitler, one late Form 4 reporting four transactions (which was filed with the SEC on January 4, 2019).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement prepared in connection with the 2019 Annual Meeting and the Company’s 2019 Annual Report.

Submitted by the Compensation Committee of the Board of Directors
John T. Nesser, III (Chair)
Marcus J. George
Kevin J. McGinty
Michael W. Press

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company is committed to best practices in corporate governance. As part of this commitment, the Compensation Committee has designed the Company's executive compensation program to align pay and performance.

This compensation discussion and analysis (this "CD&A") set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer ("CEO"), our Chief Financial Officer ("CFO") and our other most highly compensated individuals as proscribed by the rules of the SEC (collectively, the "Named Executive Officers"). This CD&A also describes the actions and decisions of the Compensation Committee as it relates to Fiscal 2019 compensation decisions. The CD&A should be read together with the compensation tables and related disclosures that follow this section.

For Fiscal 2019, our Named Executive Officers are as follows:

Name	Title
Bruce Thames	President and Chief Executive Officer
Jay Peterson	Chief Financial Officer
Thomas Cerovski[1]	Senior Vice President, Global Sales
Johannes (René) van der Salm	Senior Vice President, Global Operations
Eric C. Reitler[2]	Former Senior Vice President, Global Sales

(1)	Mr. Cerovski joined the Company on January 14, 2019.

(2)	Mr. Reitler resigned from the Company on December 31, 2018, but agreed to remain a consultant for a period of time thereafter.

Executive Summary

Fiscal 2019 Performance Summary

The Company's financial performance in Fiscal 2019 exceeded expectations and general demand for our products and services rose as customers' spending on new projects and maintenance activities increased, particularly in the United States and our Asia Pacific division.

A brief summary of the Company's Fiscal 2019 financial performance is as follows:

•	The Company generated revenue of $412.6 million in Fiscal 2019, representing a 34% increase versus $308.6 million in Fiscal 2018.

•	Net income increased 91% to $22.8 million in Fiscal 2019 from $11.9 million in Fiscal 2018.

•
Earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") increased 29% to $83.5 million in Fiscal 2019 from $64.8 million in Fiscal 2018, which represents a historical high for the Company since the IPO in 2011. Please refer to Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2019 filed with the SEC on June 12, 2019 for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

•
The Company began realizing returns from its increased investments in research and development, launching eight (8) new products during Fiscal 2019, including a new control platform that will support cloud-based solutions going forward.

•
The Company successfully integrated its 2017 acquisition of CCI Thermal Technologies, Inc., now referred to as Thermon Heating Systems, Inc. on October 30, 2017 (the"THS Acquisition"), which expanded the Company's addressable markets.

Fiscal 2019 Key Compensation Actions

The Compensation Committee is committed to a philosophy of linking pay with the Company's performance. As noted above, the Company achieved numerous successes in Fiscal 2019. Our Compensation Committee took these successes into account when taking the following key compensation actions in Fiscal 2019:

•
Each of the Named Executive Officers earned 200% of target under the 2019 STIP (as defined below) in recognition of the Company exceeding the maximum levels of performance for both revenue and Adjusted EBITDA in addition to meeting the maximum level for safety performance.

•	Granted long-term equity incentive awards in May 2018 significantly weighted towards awards based upon the Company's future performance.

•
Granted a strategic equity award to incentivize the management team with respect to the integration of the Company's acquisition of Thermon Heating Systems, Inc. as well as to ensure that the financial performance of this acquisition met the financial goals originally forecast by the Company's management team at the time of this acquistion.

The Compensation Committee believes that these actions recognize the achievements of the management team during Fiscal 2019, while appropriately aligning them with the interests of stockholders.

Key Compensation Program Highlights

The Compensation Committee believes that our executive compensation program is well-balanced and does not encourage unreasonable risk-taking, as summarized by the key features below:

What We Do		What We Do Not Do
✓	Heavy emphasis on variable compensation	-	No "single-trigger" cash severance benefits
✓	Majority of long-term incentive awards are performance-based	-	No repricing or backdating of stock options without stockholder approval
✓	Rigorous stock ownership guidelines	-	No cash buyout of underwater stock options without stockholder approvals
✓	Clawback provisions	-	No hedging of Company stock
✓	Independent compensation consultant	-	No pledging of Company stock
✓	Pay-for-performance	-	No multi-year guarantees for salary increases
✓	Ongoing stockholder outreach	-	No tax gross-ups on termination benefits

Consideration of Say-on-Pay Vote Results and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation paid to its Named Executive Officers (a "Say-on-Pay" vote). At our 2018 Annual Meeting, approximately 97.6% of the total shares represented and entitled to a Say-on-Pay vote were cast in favor of the proposal. Accordingly, the Compensation Committee believes these results affirmed broad stockholder support of our approach to executive compensation and did not believe it was necessary to make any significant changes to the executive compensation program for Fiscal 2019 in response to the 2018 Say-on-Pay vote.

The Company actively engages in discussions with stockholders on an ongoing basis and values the feedback provided by its stockholders on a variety of corporate governance trends, including executive compensation. The Compensation Committee intends to continue to consider the results of future say-on-pay votes as well as stockholder feedback when making future compensation decisions for our Named Executive Officers.

2019 Compensation Components

Our Fiscal 2019 compensation program for our Named Executive Officers consisted of the following primary components:

Component	Purpose
Base Salaries	This fixed cash component is generally used to attract and retain executives, with target salary levels set to be competitive with our Compensation Peer Group, as described below.
Short-Term Incentives
This performance-based component of compensation was funded based upon the Company's annual performance relative to: (i) revenue, (b) Adjusted EBITDA and (c) safety performance for Fiscal 2019 pursuant to the Company's 2019 Short-Term Incentive Plan (the "2019 STIP"). The 2019 STIP is paid as an annual cash bonus and rewards achievement of annual financial and safety goals.

Long-Term Incentives
In Fiscal 2019, equity awards under our Amended and Restated Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan (the "LTIP") consisted of: (i) time-vested restricted stock units ("RSUs"), which facilitate retention, align executives' interests with the interests of our stockholders and allow our executives to become stakeholders in the Company, and (ii) performance stock units ("PSUs") with vesting tied to certain performance metrics, designed to further align our executives' interests with the long term performance of the Company.

Our Compensation Philosophy

We believe our business benefits from an exceptional management team that is responsible for maintaining and building on our leadership position in the industrial process heating industry. We have sought to establish a competitive executive compensation program that enables us to attract, retain, incentivize and reward skillful, experienced and dedicated executives who can contribute both to our short- and long-term success. Our executive compensation program is designed to reward strong financial performance and a significant portion is tied to the achievement of measurable operational, strategic and market objectives, which we believe motivates management to maximize performance and build stockholder value.

Some of the key principles of our executive compensation program include:

•	management’s interests should be closely aligned with the interests of our stockholders,

•	compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership,

•	differences in compensation should reflect differing levels of responsibilities and performance, and

•	performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

Our Compensation Process

Role of the Compensation Committee and the CEO

The Compensation Committee, consisting entirely of independent directors, is responsible for determining the compensation of all of our executive officers, and for establishing, implementing and monitoring adherence to our executive compensation philosophy. Each year, the Compensation Committee conducts an evaluation of the Company's executive compensation practices to determine if any changes may be appropriate. During this process, the Compensation Committee may consult with management; however, the Compensation Committee operates independently of management and receives compensation advice and data from an outside independent advisor and other resources.

The Compensation Committee also conducts an annual performance evaluation of the CEO to determine if any changes in his compensation may be appropriate after considering factors such as the Company’s performance and stockholder returns, the compensation received by chief executive officers at comparable companies, the CEO's performance, current market trends and best practices as well as historical compensation levels.

At the Compensation Committee’s request, the CEO conducts a performance evaluation of each of the other executive officers and reviews the results with the Compensation Committee to assist it in determining whether changes in their compensation may be appropriate. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. While Mr. Thames provides input with respect to the other executive officers, Mr. Thames did not participate in the Compensation Committee's deliberations or decisions with regard to his own compensation.

Role of Independent Compensation Advisor

The charters of both the N&CG Committee and the Compensation Committee authorize each committee to retain and terminate, as the committee deems necessary, independent advisors to provide advice and assist in the evaluation of the compensation of non-executive directors, with respect to the N&CG Committee, and the Company's executive officers, with respect to the Compensation Committee. Each of the N&CG Committee and the Compensation Committee is further authorized to approve the fees and retention terms of any independent advisor that it retains. Both the N&CG Committee and the Compensation Committee have retained the independent consulting firm, Pearl Meyer & Partners, LLC ("Pearl Meyer"), to serve as each committee's compensation consultant.

During Fiscal 2019, Pearl Meyer participated in Compensation Committee meetings and advised the Compensation Committee with respect to compensation trends and market practices, incentive plan design and competitive pay levels. In addition, Pearl Meyer also consulted with the N&CG Committee regarding non-executive director compensation. While Pearl Meyer consulted with management in performing work requested by the Compensation Committee, it did not perform any separate services for management. In rendering advice to the Compensation Committee and the N&CG Committee, Pearl Meyer:

•	reports directly to the Compensation Committee or, in the case of matters relating to non-executive director compensation, to the N&CG Committee;

•	provides comparative market data regarding executive and director compensation to assist in establishing reference points for the principal components of compensation;

•	provides information and recommendations regarding compensation trends in the general marketplace, compensation practices, and regulatory and compliance developments; and

•	meets as needed with the Compensation Committee and the N&CG Committee, as applicable, without the presence of management.

As part of its annual review process, the Compensation Committee considered the independence of Pearl Meyer in light of the SEC rules and NYSE listing standards. The Compensation Committee has reviewed Pearl Meyer's independence in accordance with the above criteria and concluded that there are no potential conflicts of interest currently or during Fiscal 2019.

Compensation Peer Group

Recruiting, hiring, retaining and motivating executives and employees with specialized industry experience necessary to manage and operate a global industrial process heating business is key to our success. In making compensation decisions for our Named Executive Officers, each element of their total direct compensation is compared against published compensation data and data provided by the compensation consultant. Compensation data from similarly situated companies with whom the Company competes for talent plays an important role in the process used by the Compensation Committee to determine the design, components and award levels in our executive compensation program. Establishing a peer group to use to evaluate compensation decisions is difficult because we operate in a specialized industry in which there are few direct peers. In determining the peer group, the Compensation Committee selected publicly traded companies in the same or similar industries that, in its view, compete with the Company for talent and have revenue, assets, market capitalization and enterprise value that are generally comparable to the Company (the "Compensation Peer Group").

Each year, the Compensation Committee, with its independent compensation consultant, reviews the appropriateness of the Company's Compensation Peer Group using the following process:

•	Reviews the current Compensation Peer Group to determine if the number of companies is appropriate and provides statistical validity.

•	Revisits qualifications of all current peers, including size, operations, industry and proxy advisory considerations.

•	Evaluates similar companies that are not currently in the Compensation Peer Group.

•	Proposes changes, if any, to the current Compensation Peer Group.

In Fiscal 2019, the Compensation Committee used the following Compensation Peer Group, which was unchanged from Fiscal 2018.

2018 Compensation Peer Group
AAON, Inc.	Aspen Aerogels, Inc.	Dynamic Materials Corp.	Hurco Companies Inc.
Advanced Energy Industries, Inc.	Badger Meter Inc.	ESCO Technologies	Lydall, Inc.
Allied Motion Technologies Inc.	Brooks Automation, Inc.	Flotek Industries Inc.	MFRI, Inc.
Ampco-Pittsburgh Corporation	Cohu, Inc.	Gorman-Rupp Co	Powell Industries, Inc.

We use the Compensation Peer Group:

•	As an input, along with compensation survey data, in developing base salary ranges, annual incentive targets and long-term incentive award ranges.

•	To evaluate the form and mix of long-term incentive awards granted to our Named Executive Officers.

•	To evaluate the share ownership guidelines and other compensation practices.

•	To assess the competitiveness of total direct compensation awarded to our Named Executive Officers.

•	As an input in designing compensation and benefit plans.

The Compensation Committee takes into account the varying sizes and industries of the companies in the Compensation Peer Group when making pay decisions. Targets for annual and long-term incentive compensation are based on market comparisons with a view to having a significant percentage of variable compensation dependent on individual and company performance.

The Compensation Committee reviews comparative information among our Compensation Peer Group for each component of compensation. The Compensation Committee has deliberately not set a percentile target for compensation but rather subjectively considers the competitive conditions and the circumstances of each Named Executive Officer's situation, including experiences, scope of responsibilities, tenure in current position, retention needs and individual performance.

Elements of Our Compensation Program

Base Salaries

Competitive base compensation enables the Company to attract and retain key executive talent. Base salaries are intended to provide a competitive foundation and a fixed rate of pay for the work being performed by each executive officer sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers are designed to reflect each executive’s scope of responsibility and accountability, as well as the complexity of the applicable position. The proportion of target compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the ability of that position to influence overall Company performance. Furthermore, in setting base salaries, the Compensation Committee also considers the total compensation opportunity for each Named Executive Officer.

The Compensation Committee is responsible for setting the base salary of our Named Executive Officers. Base salary decisions with respect to our Named Executive Officers other than the Chief Executive Officer are approved by the Compensation Committee after considering the recommendations of the Chief Executive Officer. Base salaries are generally reviewed annually. Base salaries are adjusted from time to time or, in the case of a new hire, established to reflect individual responsibilities and performance, experience, inflation, peer group and market survey data, the Company's operating budget and competitiveness within the market for the individual executive's talent and services. In Fiscal 2019, the Compensation Committee elected to increase the base salaries of Messrs. Peterson and Salm by 5% and 3%, respectively, in light of their strong performance within the prior fiscal year and in order to better align each individual's salary with the Compensation Peer Group. The Compensation Committee elected to not adjust the base salary of Mr. Thames following a determination that Mr. Thames' base salary was aligned with the Compensation Peer Group.

The following table sets forth the base salaries in Fiscal 2019 as compared to the base salaries in Fiscal 2018:

Named Executive Officer	March 31, 2018 Base Salary	March 31, 2019 Base Salary	Percent Change	Fiscal 2019 Earnings
Bruce Thames	$618,000	$618,000	—%	$618,000
Jay Peterson[1]	$318,000	$333,900	5%	$327,785
Thomas Cerovski[2]	N/A	$300,000	N/A	$51,923
Johannes (René) van der Salm[3]	$284,000	$292,520	3%	$289,243
Eric Reitler[4]	$293,000	N/A	N/A	$243,415

(1)	Mr. Peterson received a 5% increase in base salary effective August 1, 2018.

(2)	Mr. Cerovski joined the Company on January 14, 2019.

(3)	Mr. Salm received a 3% increase in base salary effective August 1, 2018.

(4)	Mr. Reitler resigned from the Company on December 31, 2018.

Short-Term Incentives

Historically, we have provided our Named Executive Officers and certain other employees worldwide with the opportunity to earn annual cash incentives based on overall Company performance. We believe that short-term incentives help create a "pay for performance" culture by providing an opportunity to earn competitive compensation that is linked to our annual performance, as well as hold our executives and employees accountable and reward them based on actual business results. The executives' short-term incentive compensation is variable and earned only to the extent certain pre-determined performance metrics set by the Compensation Committee are met or exceeded. We believe that the structure of the executives' short-term incentive compensation motivates them to achieve pre-determined financial and operational goals. Consistent with this culture, target short-term incentive opportunities represent a significant portion of target total compensation.

Under the 2019 STIP, the incentive target opportunity for each Named Executive Officer was set as a percentage of base salary, as summarized in the table below. If the Company's performance does not meet or exceed the pre-determined threshold performance level, there is zero payout with respect to the applicable performance metric. For Fiscal 2019, each of the Named Executive Officers were eligible to receive incentive target payments at the target percentages in the table below. The Compensation Committee made no changes to the incentive targets for any of our executive officers, except for setting a target of 75% for Mr. Cerovski in connection with his joining the Company. Mr. Cerovski's 2019 STIP target was established based upon the Company's historical compensation practices as well as a review of the competitive market.

Named Executive Officer	Target Opportunity		Fiscal 2019 STIP Target Opportunity[1]
	Fiscal 2018 STIP	Fiscal 2019 STIP
Bruce Thames	100%	100%	$618,000
Jay Peterson	75%	75%	$238,500
Thomas Cerovski[2]	N/A	75%	$47,466
Johannes (René) van der Salm	75%	75%	$213,000
Eric Reitler[3]	75%	75%	$164,963

(1)	The base salaries utilized for purposes of the 2019 STIP were the base salaries in effect on April 1, 2018, or the applicable date of hire.

(2)	Mr. Cerovski joined the Company on January 14, 2019. As a result, Mr. Cerovski's opportunity under the 2019 STIP was prorated for the period from his start date through the end of Fiscal 2019.

(3)
Mr. Reitler resigned from the Company on December 31, 2018. However, pursuant to the terms and conditions of his Consulting Agreement as discussed below, he remained eligible to participate in the 2019 STIP prorated for the period from April 1, 2018 through December 31, 2018.

In May 2018, the Compensation Committee established revenue, Adjusted EBITDA and safety as the performance metrics for the 2019 STIP to incentivize management to focus on meeting its revenue and profitability objectives, as well as a continued emphasis on safety performance.

The following table and footnotes provide additional detail on the 2019 STIP, including the pre-determined threshold, target, and maximum performance goals and the Company's actual performance in Fiscal 2019.

	Fiscal 2019 Performance Goals			Fiscal 2019 Actual Performance[1]	Resulting % of Target Achieved		Weighting		Weighted % of Target Earned
Performance Metric	Threshold (50% of Target)	Target (100% of Target)	Maximum (200% of Target)			x		=
Revenue[2]	$334.1	$371.3	$408.4	$420.4	200.0%		30.0%		60.0%
Adjusted EBITDA[3]	$67.6	$75.1	$82.6	$85.6	200.0%		60.0%		120.0%
Safety[4]	75.0	87.5	95.0	95.0	200.0%		10.0%		20.0%
Total									200.0%

(1)	The actual performance for revenue and Adjusted EBITDA for Fiscal 2019 was measured on a constant currency basis.

(2)	Performance goals in millions. For purposes of the 2019 STIP, "revenue" is defined as the Company's GAAP revenue, measured on a constant currency basis.

(3)
Performance goals in millions. For purposes of the 2019 STIP, "Adjusted EBITDA" is defined as the Company's GAAP net income plus: (i) net interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) stock-based compensation expense; and (v) income (loss) attributable to non-controlling interests, each measured on a constant currency basis.

(4)
For purposes of the 2019 STIP, "safety" represents the attainment of specified safety metrics. The Company maintains a database to effectively track workplace incidents, near-misses and potential hazards. Since Fiscal 2017, the safety metric has been structured such that the Company earns points towards a composite score in four different categories: (i) total recordable incident rate ("TRIR"), weighted 20%; (ii) lost time incident rate ("LTIR"), weighted 20%; (iii) near-miss / hazard identification reports, weighted 20%; and (iv) effective case management (consisting of timeliness of incident report by employee, timeliness of entry of applicable detail into the database, completion of root cause incident report and the existence of prior similar incidents), weighted 40%.

The composite score goals were set at the same level as Fiscal 2018 because the Company believes its safety performance is best in class and wants to incentivize its employees to continue to maintain an excellent safety record. The TRIR and LTIR metrics are designed to measure the frequency and severity of incidents and to reward the achievement of excellent safety results. The TRIR and LTIR targets were set at levels that required the Company and its employees to achieve safety results that are significantly superior to industry averages for both construction and manufacturing companies. The near-miss and hazard identification metric creates a proactive focus on prevention by encouraging all employees to report near-misses and potentially unsafe working conditions. The case management metric measures the Company's ability to react to incidents when they occur and is designed to ensure that employees timely report the occurrence of workplace incidents and that appropriate steps are taken to prevent the recurrence of a similar event in the future.

Each year, the threshold, target and maximum levels for each performance metric are rigorously evaluated by the Compensation Committee by considering any changes to the Company's business or operations, the previous years' targets, actual performance levels, management's budget estimates and expected market and operating conditions. Given the addition of the THS Acquisition, the Compensation Committee set robust new targets for both revenue and Adjusted EBITDA that would require a significant amount of effort by our Named Executive Officers to achieve in Fiscal 2019. The Company steadily met or exceeded these financial goals throughout Fiscal 2019 and as evidenced by the Company raising its revenue guidance three times during Fiscal 2019. The graphs below demonstrate the Company's historical revenue and and Adjusted EBITDA targets and actual performance under the Company's short-term incentive plan for each of the prior three fiscal years.

Based on the Company's Fiscal 2019 performance, each of our Named Executive Officers earned 200% of his respective target 2019 STIP opportunity, as detailed in the table below:

Named Executive Officer	Target 2019 STIP Opportunity[1]	Actual 2019 STIP Payout
Bruce Thames	$618,000	$1,236,000
Jay Peterson	$238,500	$477,000
Thomas Cerovski[2]	$47,466	$94,932
Johannes (René) van der Salm	$213,000	$426,000
Eric Reitler[3]	$164,963	$329,926

(1)	The base salaries utilized for purposes of the 2019 STIP were the base salaries in effect on April 1, 2018, or the applicable date of hire.

(2)	Mr. Cerovski joined the Company on January 14, 2019. As a result, Mr. Cerovski's opportunity under the 2019 STIP was prorated for the period from his start date through the end of Fiscal 2019.

(3)
Mr. Reitler resigned from the Company on December 31, 2018. However, pursuant to the terms and conditions of his Consulting Agreement as discussed below, he remained eligible to participate in the 2019 STIP prorated for the period from April 1, 2018 through December 31, 2018.

Long-Term Incentives

The LTIP is designed to: (i) provide our officers, employees, non-executive directors and consultants with added incentives to remain employed by or perform services for us; (ii) align the long-term financial interests of our employees with those of our stockholders; (iii) build an ownership mentality among our Named Executive Officers and key employees; and (iv) motivate our Named Executive Officers to achieve pre-determined financial and operational goals.

Based on the advice of Pearl Meyer and the Company's Fiscal 2019 operating budget for Fiscal 2019, our Named Executive Officers received a mix of time-based incentive awards in the form of RSUs and performance-based long-term incentive awards in the form of PSUs, as detailed in the table below, on May 16, 2018. The Compensation Committee continues to believe that a mixture of time-based RSUs and PSUs best achieves the compensation objectives discussed above.

For Fiscal 2019, the Compensation Committee utilized three separate performance metrics for the PSU awards:

Performance Metric	Award	Purpose
Adjusted EBITDA	"Adjusted EBITDA PSUs"	To focus management on driving the Company's bottom-line financial performance over the three-year performance period.
Relative Total Shareholder Return	"RTSR PSUs"	To focus management on driving returns directly to the Company's stockholders over the three-year performance period.
Financial Performance of the THS Acquisition	"THS PSUs"	To focus on the successful integration of the largest acquisition in the Company's history.

In determining equity awards under the LTIP, the Compensation Committee evaluates the aggregate amount of the award (based upon the grant date fair value of the underlying award) in relation to the Named Executive Officer's base salary and target compensation under the 2019 STIP. In addition, the Compensation Committee also takes into consideration the individual's progress in complying with the Company's stock ownership guidelines.

For Fiscal 2019, the Compensation Committee again evaluated Mr. Thames' target award amounts under the LTIP. After consulting with Pearl Meyer and considering the Company's improved financial performance in Fiscal 2018, the Compensation Committee increased the aggregate award under the LTIP to Mr. Thames for Fiscal 2019 to $1,000,000, or approximately 1.6x his base salary, bringing his long-term incentive compensation closer to the median of the Compensation Peer Group.

			Composition of Target LTIP Award
Named Executive Officer	% Increase (Decrease) from Fiscal 2018	Fiscal 2019 Target LTIP Award	RSUs	Adjusted EBITDA PSUs Target	RTSR PSUs Target
Bruce Thames	25%	$1,000,000	40%	40%	20%
Jay Peterson	—%	$300,000	40%	40%	20%
Thomas Cerovski	N/A	$150,000	100%	—%	—%
Johannes (René) van der Salm	—%	$300,000	40%	40%	20%
Eric Reitler	—%	$—	—%	—%	—%

In addition to granting the annual awards under the LTIP, the Compensation Committee awarded Messrs. Thames, Peterson and Salm each a transaction based award relating to the THS Acquisition. The THS Acquisition represented a transformational transaction for the Company, which expanded the Company's addressable markets and diversified the Company's product offerings to its customers. In order to incentivize management to effect this transformation and integrate the acquisition and to ensure that the financial performance of this acquisition met the financial goals originally forecast by the Company's management team at the time of this acquisition, the Compensation Committee issued an award of THS RSUs, which cliff vest on March 31, 2021, and THS PSUs, with a performance metric tailored to driving the integration of the THS Acquisition.

		Composition of Target THS Award
Named Executive Officer	Fiscal 2019 Target THS Award	THS RSUs	THS PSU Target
Bruce Thames	$250,000	50%	50%
Jay Peterson	$125,000	50%	50%
Thomas Cerovski	$—	—%	—%
Johannes (René) van der Salm	$125,000	50%	50%
Eric Reitler	$—	—%	—%

Restricted Stock Units

RSUs provide our Named Executive Officers with the opportunity for capital accumulation and long-term incentive value. As share price increases, the Named Executive Officer's reward increases as does stockholder value. Additionally, RSUs are intended to aid in the attraction and retention of the Named Executive Officers through the use of long-term vesting (generally one-third increments annually after the original grant date). As noted above, in Fiscal 2019, approximately 42% of the aggregate target GDFV of our Named Executive Officers' Fiscal 2019 annual LTIP awards was delivered in the form of time-based restricted stock units. In addition, in connection with Mr. Cerovski's hire, the Compensation Committee awarded Mr. Cerovski a sign-on equity award of RSUs in the amount of $150,000. The annual LTIP awards and Mr. Cerovski's new hire RSUs vest in three annual installments, beginning on the anniversary of the date of the award. The THS RSUs granted to Messrs. Thames, Peterson and Salm cliff-vest on March 31, 2021.

Adjusted EBITDA Performance Stock Units

PSUs with cumulative Adjusted EBITDA as a performance metric comprised 40% of the aggregate target grant date fair value ("GDFV") of our Named Executive Officer's regular annual equity awards during Fiscal 2019 ("Fiscal 2019 Adjusted EBITDA PSUs"). Adjusted EBITDA was used in both the short-term and long-term incentive programs in recognition that this measure is viewed as a core driver of the Company’s performance and stockholder value creation. The Compensation Committee believes that the use of Adjusted EBITDA provides a strong incentive for sustained results over the long-term. In designing the compensation of our Named Executive Officers, the Compensation Committee supplemented Adjusted EBITDA with additional performance measures in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and stockholder returns over both the short-term and long-term horizons. In addition, the Adjusted EBITDA goal in the long-term incentive plan is a cumulative metric designed to drive results over the three-year performance period beginning April 1, 2018 and ending March 31, 2021, as described further below; whereas the Adjusted EBITDA goal in the short-term incentive program is a one-year goal tied to the Company's operating budget.

Under the terms of each Fiscal 2019 Adjusted EBITDA PSU, Adjusted EBITDA is defined as: the Company's net income, calculated in accordance with generally accepted accounting principles, plus (i) net interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) stock-based compensation expense; (v) income (loss) attributable to non-controlling interests; (vi) equity and/or debt related transaction fees and expenses; (vii) certain merger or acquisition related fees and expenses; (viii) certain restructuring, severance or other similar expenses; (ix) goodwill impairment charges; and (x) certain executive and/or non-executive director succession planning expenses.

Cumulative Adjusted EBITDA is calculated as the sum of Company's Adjusted EBITDA performance for each of Fiscal 2019, Fiscal 2020 and Fiscal 2021, with the performance levels and corresponding payouts as set forth in the table below. The original cumulative Adjusted EBITDA performance goals were established by the Compensation Committee in May 2018, based on the Company's Fiscal 2019 operating budget and long-term forecast and goals at the time. Pursuant to the original terms and conditions of the PSU award agreements, the Compensation Committee retained discretion to increase the threshold, target and maximum performance goals to include the Adjusted EBITDA contributions from merger and acquisition related transactions that close during the performance period, based on the business case for the acquisition rationale approved by the Board during the due-diligence process, pro-rated for the time period such merger or acquisition is included in the Company group during the performance period. The Adjusted EBITDA performance goal was designed to be challenging but achievable with strong management performance.

Performance Level	Payout[1]
Threshold	50% of target shares
Target	100% of target shares
Maximum	200% of target shares

(1)
The applicable payout, if any, will be interpolated on a straight-line basis if the Company's cumulative Adjusted EBITDA performance falls between the threshold and target or between target and maximum performance levels. Zero shares will be paid out for performance below the threshold level.

RTSR PSUs

The Compensation Committee selected relative total shareholder return ("RTSR") as a performance metric because it strives to reward long-term, sustainable growth and stockholder value creation. The Compensation Committee believes that total shareholder return ("TSR") reflects the extent to which stockholders and the market consider that the Company's strategy is appropriate and is being implemented and articulated by our Named Executive Officers. However, the Compensation Committee also recognizes that TSR lacks executive line of sight due to many factors being out of the executive's control, including various macroeconomic and political conditions and the performance of the other companies in the applicable peer group. Therefore, the Compensation Committee weighted the RTSR PSUs at 20% of the aggregate target GDFV of our Named Executive Officer's regular annual equity awards for Fiscal 2019.

In Fiscal 2019, the Compensation Committee evaluated the structure of the RTSR PSUs, which did not previously have a threshold performance level. In order to further align the structure of the RTSR PSUs with competitive market practices for Fiscal 2019, the Compensation Committee introduced a threshold payout level of 50% of the target shares to a corresponding RTSR rank at the 40th percentile and increased the required performance for payout at the target level (100% of the target shares) to a corresponding RTSR rank at the 60th percentile from the 50th percentile in Fiscal 2018.

For the RTSR PSUs granted in Fiscal 2019 (the "Fiscal 2019 RTSR PSUs"), the performance metric was established as the Company's TSR relative to the S&P Small Cap 600 Capped Energy Index (the "RTSR Peer Group") during the performance period beginning on April 1, 2018 and ending on March 31, 2021. This index was selected because of the relative size of the businesses, applicable industries served, types of products or services provided, international nature of the businesses and the correlation to the Company's stock price movements.

For purposes of the RTSR PSUs, the "Closing Price" will be determined using the market closing price per share of stock as reported on the NYSE, adjusted for stock splits, cash dividends, rights offerings and spin-offs. The TSR for the Company and each entity included in the RTSR Peer Group will be calculated by using the 20 consecutive trading day average Closing Price prior to the first date of the performance period versus the 20 trading day average Closing Price ending on the last day of the performance period. In the event of the bankruptcy of a company included in the RTSR Peer Group during the performance period, such company will remain in the RTSR Peer Group with a TSR of negative 100%.

The TSR of each company included in the RTSR Peer Group will be calculated and ranked from highest to lowest (the "Ranked RTSR Peer Group"). The Company's TSR for the performance period will then be compared to the Ranked RTSR Peer Group and the number of shares actually earned in settlement of the award will be calculated in accordance with the following table:

Level	Payout[1]	RTSR Rank
Zero Payout	0% of Target Shares	Below 40th Percentile
Threshold	50% of Target Shares	40th Percentile
Target	100% of Target Shares	60th Percentile
Maximum	200% of Target Shares	90th Percentile

(1)
Actual performance is pro-rated in between the threshold, target and maximum performance levels. If the Company's TSR during the performance period is below the threshold performance level, the participant will not earn any shares with respect to the Fiscal 2019 RTSR PSUs. If the Company's TSR during the performance period is negative, the payout will not exceed the target level (100%) if the target level of performance was otherwise achieved.

THS Acquisition Awards

In addition, the Compensation Committee reviewed the impact of the THS Transaction on the Company's executive compensation program. The Compensation Committee noted that the THS Transaction would be a critical component of the Company's long-term success and wanted to provide certain of our Named Executive Officers with a direct incentive to focus on the successful integration of the largest acquisition in the Company's history. Therefore, on May 16, 2018, the Compensation Committee made transaction specific equity awards with an aggregate target GDFV of $250,000, $125,000 and $125,000 to each of Messrs. Thames, Peterson and van der Salm, respectively. Half of the aggregate GDFV was in the form of THS RSUs, cliff vesting on March 31, 2020. The remaining 50% of the aggregate GDFV was in the form of THS PSUs with the performance goal measured by the Adjusted EBITDA contributions of the THS Transaction for the period beginning at the close of the THS Transaction and ending on March 31, 2020 (the "THS Adjusted EBITDA"). The threshold, target and maximum THS Adjusted EBITDA goals were based on the business case for the acquisition rationale approved by the Board during the due-diligence process. The THS Adjusted EBITDA performance goal was designed to be challenging but achievable with strong management performance.

Summary of Fiscal 2019 LTIP Awards

Below sets forth the GDFV of each of the awards to the Named Executive Officers under the Company's LTIP:

Named Executive Officer	RSUs[1,2]	Adjusted EBITDA PSUs[1,2,3]	RTSR PSUs[3,4]	THS RSUs[4]	THS PSUs[1,3]	Aggregate GDFV of Time Vested Units[1,2,5]	Aggregate Target GDFV of Performance Vested Units[1,3,4]

Bruce Thames	$399,997	$399,997	$199,978	$124,980	$124,980	$524,977	$724,955
Jay Peterson	$119,987	$119,987	$59,974	$62,478	$62,478	$182,465	$242,439
Thomas Cerovski[6]	$149,991	$—	$—	$—	$—	$149,991	$—
Johannes (René) van der Salm	$119,987	$119,987	$59,974	$62,478	$62,478	$182,465	$242,439
Eric Reitler[7]	$—	$—	$—	$—	$—	$—	$—

(1)
The grant date fair value of each of the RSUs, THS RSUs, Adjusted EBITDA PSUs, and THS PSUs was $23.55 per unit, which was the market closing price of our common stock as reported by the NYSE on the May 16, 2018 grant date, with the exception of the RSUs granted to Mr. Cerovski. The estimated fair value of the RSUs granted to Mr. Cerovski was $22.39 per share, which was the market closing price of our common stock as reported on the NYSE on the January 14, 2019 grant date.

(2)
The RSUs awarded to our Named Executive Officers will vest in three equal annual installments, beginning on June 30, 2019, subject to our Named Executive Officer's continued employment, except for Mr. Cerovski, whose RSUs will cliff vest on February 1, 2022.

(3)
The actual stock-based compensation expense that the Company recognizes with respect to each of the Adjusted EBITDA PSUs, RTSR PSUs and THS PSUs may vary depending on the Company's actual performance. For additional details, please see Note 1 to the Fiscal 2019 Summary Compensation Table and Note 15 to the consolidated financial statements included in our 2019 Annual Report. Each of these awards is subject to a single three-year performance period ending on March 31, 2021.

(4)
The estimated fair value of the RTSR PSUs was $27.74 per unit, which was calculated based on the probable outcome of the market-based performance condition and the application of a Monte Carlo simulation model.

(5)	The THS RSUs awarded to our Named Executive Officers will cliff vest on March 31, 2020, subject to our Named Executive Officer's continued employment.

(6)
Mr. Cerovski joined the Company on January 14, 2019. As a result, As discussed below, in lieu of participating in the Company's LTIP for Fiscal 2019, Mr. Cerovski received a sign-on equity with a GDFV as set forth above.

(7)	Mr. Reitler resigned from the Company on December 31, 2018. As a result, Mr. Reitler did not receive awards under the LTIP for Fiscal 2019.

Results of Long-Term Incentives Awarded in Prior Years

Fiscal 2017 RTSR PSUs

On May 16, 2019, the Compensation Committee reviewed and certified the Company's performance under the PSU awards granted on May 20, 2016 utilizing the Company's RTSR performance as the performance metric (the "Fiscal 2017 RTSR PSUs"). The applicable performance period for the Fiscal 2017 RTSR PSUs was May 20, 2016 through March 31, 2019. The Fiscal 2017 RTSR PSUs carried a weight of 20% of the aggregate GDFV of annual equity awards made to our Named Executive Officers in Fiscal 2017.

Under the terms and conditions of the applicable PSU award agreement, the Company's TSR performance during the performance period was compared to the TSR performance of the peer group entities listed in the award agreement (summarized in the table below). The Company's actual TSR performance over the three-year performance period for the Fiscal 2017 RTSR PSUs was 22.59%, or the 60th percentile on a relative basis, resulting in each Named Executive Officer earning 125% of the Target Shares, as further summarized in the table below:

Named Executive Officer	Grant Date	GDFV ($)	Performance Period	Target Shares	Company's TSR	Relative Percentile Rank	Shares Earned Based on RTSR Rank	Payout (as a % of Target Shares)
Bruce Thames	5/20/2016	120,000	May 20, 2016 - March 31, 2019	6,057	22.6%	60th percentile (7 out of 16)	7,571	125%
Jay Peterson	5/20/2016	60,000	May 20, 2016 - March 31, 2019	3,028	22.6%	60th percentile (7 out of 16)	3,785	125%
Johannes (René) van der Salm	5/20/2016	60,000	May 20, 2016 - March 31, 2019	3,028	22.6%	60th percentile (7 out of 16)	3,785	125%
Eric Reitler	5/20/2016	60,000	May 20, 2016 - March 31, 2019	3,028	22.6%	60th percentile (7 out of 16)	3,785	125%

For purposes of the Fiscal 2017 RTSR PSUs, the Company's TSR performance was measured against the following peer group companies identified in the PSU award agreement:

Ametek Inc.	Colfax Corporation	Flowserve Corp.	Jacobs Engineering Group, Inc.
Aspen Aerogels, Inc.	Dover Corporation	Fluor Corporation	Pentair PLC
Circor International, Inc.	Emerson Electric Co.	Graham Corporation	Team, Inc.
Chicago Bridge & Iron Company N.V.[1]	Flotek Industries, Inc.	ITT Corporation	Quanta Services, Inc.

(1)	Chicago Bridge & Iron Company N. V. was acquired by McDermott International, Inc. in May 2018 and subsequently removed from the peer group.

Fiscal 2017 Cumulative Adjusted EBITDA PSUs

On May 15, 2019, the Compensation Committee reviewed and certified the Company's performance under the PSU awards granted on May 20, 2016 utilizing the Company's cumulative Adjusted EBITDA performance as the performance metric (the "Fiscal 2017 Adjusted EBITDA PSUs"). The applicable performance period for the Fiscal 2017 Adjusted EBITDA PSUs was April 1, 2016 through March 31, 2019. The Fiscal 2017 Adjusted EBITDA PSUs carried a weight of 40% of the aggregate GDFV of annual equity awards made to our Named Executive Officers in Fiscal 2017. The applicable cumulative Adjusted EBITDA performance goals were as follows:

Performance Level	Adjusted EBITDA Performance Goal (Cumulative)[1]	Payout
Threshold	$187.3 million	50% of Target Award
Target	$223.0 million	100% of Target Award
Maximum	$258.7 million	200% of Target Award

The Company's actual cumulative Adjusted EBITDA performance over the three-year performance period for the Fiscal 2017 Adjusted EBITDA PSUs was $190,640,545, resulting in each Named Executive Officer earning 54.68% of the Target Shares, as further summarized in the table below:

Named Executive Officer	Grant Date	GDFV	Performance Period	Target Shares	Adjusted EBITDA Achieved	Shares Earned Based on Adj. EBITDA	Payout (as a % of Target Shares)
Bruce Thames	5/20/2016	$240,000	April 1, 2016 - March 31, 2019	12,938	$190.6MM	7,074	54.68%
Jay Peterson	5/20/2016	$120,000	April 1, 2016 - March 31, 2019	6,469	$190.6MM	3,537	54.68%
Johannes (René) van der Salm	5/20/2016	$120,000	April 1, 2016 - March 31, 2019	6,469	$190.6MM	3,537	54.68%
Eric Reitler	5/20/2016	$120,000	April 1, 2016 - March 31, 2019	6,469	$190.6MM	3,537	54.68%

Employee Benefits and Perquisites

We offer a limited amount of annual perquisites and other personal benefits to our Named Executive Officers. The Compensation Committee believes that these perquisites and benefits are reasonable and consistent with prevailing market practices and the Company’s overall compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers. Each Named Executive Officer is eligible to participate in our employee benefit plans (including 401(k) retirement savings and medical, dental and life insurance benefits) on the same basis as our other full-time eligible employees located in the United States.

In addition, the Company adopted the NQDCP in June 2016 under which designated eligible participants may elect to defer base salary, short-term incentive payments and other cash or equity-based compensation. Eligible participants include our Named Executive Officers and certain other employees of the Company and its participating subsidiary and affiliate companies that meet certain requirements. The primary purpose for the adoption of the NQDCP was to provide eligible employees with an option to defer additional compensation for tax planning purposes. See the section entitled "Fiscal 2019 Nonqualified Deferred Compensation" below for additional information on the NQDCP.

Former Employee Arrangements

Mr. Reitler resigned from the Company on December 31, 2018. In order to ensure an efficient transition with his successor, Mr. Reitler agreed to provide services to the Company for a period of time following his resignation. Effective January 1, 2019, the Company entered into a consulting agreement with Mr. Reitler (the "Consulting Agreement"), pursuant to which Mr. Reitler has agreed to make himself available in a consulting and/or advisory capacity. The term of the Consulting Agreement began on January 1, 2019 and will end on June 30, 2020, and it may be terminated by either the Company or Mr. Reitler by providing two weeks prior written notice. Pursuant to the Consulting Agreement, Mr. Reitler will receive the following: (a) $32,500 per month for the first two months of the agreement and an hourly consulting fee for services rendered during the remainder of the term; (b) pro-rated short-term incentive payment under the 2019 STIP; and (c) continued vesting of outstanding equity awards and extension of the exercise period of outstanding stock options under the LTIP during the consulting period.

Stock Ownership Guidelines (Named Executive Officers)

Our Board has adopted stock ownership guidelines for all of our Named Executive Officers and delegated oversight of the guidelines to the Compensation Committee. The ownership threshold for the Chief Executive Officer is five times annual base salary. The ownership threshold for all other Named Executive Officers is two times annual base salary. Each Named Executive Officer is required to meet such minimum guidelines by June 30th following the fifth (5th) anniversary after appointment to a covered position.

As of the Record Date, each of the continuing Named Executive Officers either met his requisite stock ownership guideline or was within the initial five-year period from the date of his respective appointment and making progress toward the requisite stock ownership guideline.

In measuring stock ownership, the Compensation Committee will consider all shares beneficially owned as well as vested but unexercised stock options. For vested but unexercised stock options, the value counting toward the individual's threshold will be determined based on the excess of the market value of the stock over the exercise price of the stock option. Unvested equity awards are not considered in calculating each individual's stock ownership for purposes of the stock ownership guidelines.

Each individual subject to the stock ownership guidelines must meet or exceed his or her requisite threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes or the exercise price of stock options). The 100% retention requirement applies during any time period during which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If a Named Executive Officer does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the Compensation Committee has discretion to reduce future long-term incentive grants or pay future cash compensation in the form of equity. For information on the stock ownership guidelines for the Company's non-executive directors, see the section entitled "Director Compensation—Stock Ownership Guidelines (Non-Executive Directors)."

Certain Transactions in Company Securities

Our Insider Trading Policy prohibits our non-executive directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security. Further, the policy prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.

FISCAL 2019 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation we paid to each Named Executive Officer for Fiscal 2019 and, to the extent required by SEC disclosure rules, Fiscal 2018 and Fiscal 2017.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[2] ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation[3] ($)	Total ($)
Bruce A. Thames President & CEO	2019	$618,000	$—	$1,249,931	$—	$1,236,000		$10,530	$3,114,461
	2018	$611,076	$—	$799,961	$—	$841,608	$—	$9,480	$2,262,125
	2017	$600,000	$—	$599,989	$—	$215,446	$—	$42,118	$1,457,553
Jay C. Peterson SVP & CFO	2019	$327,785	$—	$424,905	$—	$477,000	$—	$8,682	$1,238,372
	2018	$314,539	$—	$299,964	$—	$325,071	$—	$9,480	$949,054
	2017	$305,885	$—	$299,985	$—	$80,792	$—	$9,030	$695,692
Thomas N. Cerovski SVP, Global Sales	2019	$51,923	$—	$149,991	$—	$94,932	$—	$185	$297,031
Johannes (René) van der Salm SVP, Global Operations	2019	$289,244	$—	$424,905	$—	$426,000	$—	$10,489	$1,150,638
	2018	$280,538	$—	$299,964	$—	$289,303	$—	$9,139	$878,944
	2017	$262,885	$—	$299,985	$—	$64,634	$—	$8,737	$636,241
Eric C. Reitler[4] SVP, Global Sales	2019	$243,415	$—	$—	$—	$329,926	$—	$75,530	$648,871
	2018	$289,250	$—	$299,964	$—	$297,982	$—	$9,480	$896,676
	2017	$280,394	$—	$299,985	$—	$74,059	$—	$9,030	$663,468

(1)
The amounts reported in this column for Fiscal 2019 represent the aggregate grant date fair value of the RSUs and PSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). The Fiscal 2019 stock awards were structured in four parts: (i) time-based RSUs; (ii) PSUs with RTSR as the market-based vesting condition; (iii) PSUs with Adjusted EBITDA as the performance-based vesting condition; and (iv) PSUs with the financial performance of the THS Acquisition as the performance-based vesting condition.

(a)
The estimated fair value of the RSUs was $23.55 per share, which was the market closing price of our common stock as reported by the NYSE on the May 16, 2018 grant date with the exception of the RSUs granted to Mr. Cerovski. The estimated fair value of the RSUs granted to Mr. Cerovski was $22.39 per share, which was the market closing price of our common stock as reported by the NYSE on the January 14, 2019 grant date

(b)
The estimated fair value of the Fiscal 2019 RTSR PSUs was $27.74 per unit, which was calculated based on the probable outcome of the market-based performance condition and the application of a Monte Carlo simulation model. The PSUs will vest if the TSR performance of the Company's common stock meets or exceeds the predetermined target or maximum performance levels as compared to the RTSR Peer Group over the three-year performance period. The grant date fair value of the PSUs does not correspond to the actual value that may be recognized by each Named Executive Officer with respect to these awards, which may be higher or lower based on a number of factors, including the Company's performance, the performance of the RTSR Peer Group and stock price fluctuations. Under FASB ASC Topic 718, the vesting condition related to these PSUs is a market condition and not a performance condition and the stock-based compensation expense that the Company expects to realize is fixed. Accordingly, there is not a grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions. For a discussion of the assumptions and methodologies used to value the awards, please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" above and the discussion of equity awards contained in Note 15 to the consolidated financial statements included in our 2019 Annual Report.

(c)
The estimated fair value of each of the Fiscal 2019 Adjusted EBITDA PSUs and the THS PSUs was $23.55 per unit, which was the market closing price of our common stock as reported by the NYSE on the May 16, 2018 grant date and calculated based on the probable satisfaction of the performance-based vesting condition as of the grant date. Assuming the highest level of performance is achieved for the Fiscal 2019 Adjusted EBITDA PSUs, the maximum grant date fair value would be $799,993 for Mr. Thames and $239,974 for each of Messrs. Peterson and van der Salm. Assuming the highest level of performance is achieved for the THS PSUs, the maximum grant date fair value would be $249,960 for Mr. Thames and $124,956 for each of Messrs. Peterson and van der Salm. For a discussion of the assumptions and methodologies used to value the awards, please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" above and the discussion of equity awards contained in Note 15 to the consolidated financial statements included in our 2019 Annual Report.

(2)
The amounts reported in this column for Fiscal 2019 performance represent annual cash compensation earned under the 2019 STIP based on Fiscal 2019 performance and were paid in June 2019. Please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.

(3)	Amounts reported in this column for Fiscal 2019 are described in more detail in the following table:

Name	Company Contribution to 401(k) ($)	Group Life Insurance ($)	Company Contribution to Health Savings Account ($)	Post-Termination PaymentsA ($)	All Other Compensation Total ($)
Bruce A. Thames	$8,250	$1,080	$1,200	$—	$10,530
Jay C. Peterson	$6,402	$1,080	$1,200	$—	$8,682
Thomas N. Cerovski	$—	$—	$185	$—	$185
Johannes (René) van der Salm	$8,250	$1,039	$1,200	$—	$10,489
Eric C. Reitler	$8,250	$1,080	$1,200	$65,000	$75,530

A.
The amounts reported for Mr. Reitler reflects payments made to Mr. Reitler pursuant to the terms of the Consulting Agreement that the Company entered into with Mr. Reitler following his separation from the Company. Please see "Potential Payments Upon Termination or Change of Control" for further information.

(4)	Mr. Reitler voluntarily submitted his resignation in Fiscal 2019, effective December 31, 2018.

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS

The following table summarizes awards made to our Named Executive Officers in Fiscal 2019.

Name	Type of Award	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1] ($)			Estimated Future Payouts Under Equity Incentive Plan Awards[2] (#)			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock Awards[4] ($)
			Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Bruce A. Thames	STIP	—	—	$309,000	$618,000	$1,236,000
	RTSR PSU	5/16/2018	5/16/2018				2,379	7,209	14,418		$199,978
	EBITDA PSU	5/16/2018	5/16/2018				5,605	16,985	33,970		$399,997
	THS PSU	5/16/2018	5/16/2018				1,751	5,307	10,614		$124,980
	THS RSU	5/16/2018	5/16/2018							5,307	$124,980
	RSU	5/16/2018	5/16/2018							16,985	$399,997
Jay C. Peterson	STIP	—	—	$119,250	$238,500	$477,000
	RTSR PSU	5/16/2018	5/16/2018				713	2,162	4,324		$59,974
	EBITDA PSU	5/16/2018	5/16/2018				1,681	5,095	10,190		$119,987
	THS PSU	5/16/2018	5/16/2018				875	2,653	5,306		$62,478
	THS RSU	5/16/2018	5/16/2018							2,653	$62,478
	RSU	5/16/2018	5/16/2018							5,095	$119,987
Thomas N. Cerovski	STIP	—	—	$23,733	$47,466	$94,932
	RSU	1/14/2019	1/14/2019							6,699	$149,991
Johannes (René) van der Salm	STIP	—	—	$106,500	$213,000	$426,000
	RTSR PSU	5/16/2018	5/16/2018				713	2,162	4,324		$59,974
	EBITDA PSU	5/16/2018	5/16/2018				1,681	5,095	10,190		$119,987
	THS PSU	5/16/2018	5/16/2018				875	2,653	5,306		$62,478
	THS RSU	5/16/2018	5/16/2018							2,653	$62,478
	RSU	5/16/2018	5/16/2018							5,095	$119,987
Eric C. Reitler	STIP			$82,482	$164,963	$329,926

(1)
The amounts reported in this column represent the threshold, target and maximum incentive opportunities for the 2019 STIP. As noted in the CD&A, based on Fiscal 2019 performance, each Named Executive Officer received 200% of his respective target opportunity under the 2019 STIP. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.

(2)
The number of shares reported in this column represent the PSUs: (a) subject to an Adjusted EBITDA performance-based vesting condition, (b) subject to a RTSR market-based vesting condition, and (c) subject to a THS Acquisition financial performance vesting condition granted to each Named Executive Officer under the LTIP on May 16, 2018. The Adjusted EBITDA PSUs and the THS PSUs are scheduled to vest on March 31, 2021 and on March 31, 2020, respectively, each subject to the achievement of the underlying performance conditions and the Named Executive Officer's continued employment through the end of the performance period. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" for additional information.

(3)
The number of shares reported in this column represent the RSUs and THS RSUs granted to each Named Executive Officer under the LTIP on May 16, 2018. For Messrs. Thames, Peterson and Salm, the RSUs will vest in three equal annual installments, beginning on June 30, 2019, subject to the Named Executive Officer's continued employment through the applicable vesting date. For Mr. Cerovski, the RSUs will cliff vest on February 1, 2022, subject to the Named Executive Officer's continued employment through the applicable vesting date. The THS RSUs will cliff vest on March 31, 2020, subject to the Named Executive Officer's continued employment through the applicable vesting date. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" for additional information.

(4)
For a discussion of the assumptions and methodologies used to calculate the grant date fair values presented in this column, please see Note 1 to the Summary Compensation Table above and Note 15 to the consolidated financial statements included in our 2019 Annual Report.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Description of Employment Agreements

Mr. Thames

In connection with his promotion to President and Chief Executive Officer, Mr. Thames entered into an employment agreement with the Company on May 9, 2016, the material terms of which are as follows: (i) a two-year term beginning on April 1, 2016 and ending on March 31, 2018, automatically renewing for subsequent one-year renewal terms unless sooner terminated by the Company or Mr. Thames in accordance with the agreement; (ii) a base salary not to be reduced below $600,000; (iii) Mr. Thames is eligible to receive an annual performance-based bonus with a target equal to 100% of his then-current base salary if certain annual performance-based targets are met; (iv) Mr. Thames is eligible to receive annual equity awards pursuant to the Company's long-term incentive program, with an aggregate target grant date fair value greater than or equal to 100% of his then-current base salary; (v) certain restrictive covenants, including prohibiting Mr. Thames from competing with us during his employment and for a specified period thereafter; and (vi) certain termination and change of control benefits, as described in the "Potential Payments Upon Termination or Change in Control" section below. The Company did not make any changes to the employment agreement with Mr. Thames for Fiscal 2019.

Messrs. Peterson and van der Salm

The Company entered into employment agreements with Messrs. Peterson and van der Salm on May 1, 2014. The material terms of each employment agreement are as follows: (i) an initial term beginning May 1, 2014 and ending March 31, 2015, automatically renewing for subsequent one-year renewal terms unless the executive or the Company provides notice of non-renewal of the agreement at least thirty days prior to the expiration of the initial term or any subsequent renewal term; (ii) an initial base salary not to be reduced below $257,500 and $215,000 for Messrs. Peterson and van der Salm, respectively; (iii) each is eligible to receive an annual performance-based bonus if certain annual performance-based targets are met; (iv) each employment agreement contains certain restrictive covenants, including prohibiting him from competing with us during his employment and for a period of one year thereafter; and (v) certain termination and change of control benefits, as described in the "Potential Payments Upon Termination or Change in Control" section below. The Company did not make any changes to the employment agreements with Mr. Peterson or Mr. van der Salm for Fiscal 2019.

Mr. Cerovski

The Company entered into an employment agreement with Mr. Cerovski on January 14, 2019, the material terms of which are as follows: (i) a one-year term beginning on April 1, 2020 and ending on March 31, 2020, automatically renewing for subsequent one-year renewal terms unless sooner terminated by the Company or Mr. Cerovski in accordance with the agreement; (ii) a base salary not to be reduced below $300,000; (iii) Mr. Cerovski is eligible to receive an annual performance-based bonus with a target equal to 75% of his then-current base salary if certain annual performance-based targets are met; (iv) Mr. Cerovski is eligible to receive annual equity awards pursuant to the Company's long-term incentive program, with an aggregate target grant date fair value of $250,000; (v) certain restrictive covenants, including prohibiting Mr. Cerovski from competing with us during his employment and for a specified period thereafter; and (vi) certain termination and change of control benefits, as described in the "Potential Payments Upon Termination or Change in Control" section below.

Mr. Reitler

During Fiscal 2019, Mr. Reitler was not subject to an employment agreement and was employed "at will" by the Company. As noted above, on June 7, 2018, Mr. Reitler voluntarily submitted his resignation with an effective date for his resignation of December 31, 2018. Following his resignation, on January 1, 2019, the Company entered into a consulting agreement with Mr. Reitler (the "Reitler Consulting Agreement"), pursuant to which Mr. Reitler agreed to make himself available in a consulting and/or advisory capacity for a period of time following his resignation to assist in the transition of his responsibilities. The term of the Reitler Consulting Agreement began on January 1, 2019 and ends on June 30, 2020, and it may be terminated by either the Company or Mr. Reitler by providing two weeks prior written notice. Pursuant to the Reitler Consulting Agreement, Mr. Reitler is entitled to the following compensation: (a) $32,500 per month for the first two (2) months of the agreement and an hourly consulting fee for services rendered during the remainder of the term of the agreement; (b) a pro-rated payment under the 2019 STIP; and (c) continued vesting of his outstanding equity awards and the extension of the exercise period of outstanding stock options during the term of the agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR-END

The following table provides information regarding the outstanding equity awards held by each Named Executive Officer as of March 31, 2019.

Named Executive Officer	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2,4] ($)
Bruce A. Thames	—	—			38,111	$934,101	68,501	$1,678,960
Jay C. Peterson	2,000	—	$12.00	5/4/2021	14,220	$348,532	23,992	$588,044
Thomas N. Cerovski	—	—			6,699	$164,192	—	$—
Johannes (René) van der Salm	5,000	—	$12.00	5/4/2021	14,220	$348,532	23,992	$588,044
Eric C. Reitler	500	—	$12.00	5/4/2021	6,472	$158,629	11,920	$292,159
	558	—	$21.52	8/2/2022

(1)
Represents: (i) 4,313, 2,157, 2,157 and 2,157 unvested RSUs granted on May 20, 2016 vesting on May 20, 2019 to each of Messrs. Thames, Peterson, Reitler and van der Salm, respectively; (ii) 11,506, 4,315, 4,315 and 4,315 unvested RSUs granted on June 19, 2017 vesting in equal annual installments on June 19, 2019 and June 19, 2020 to each of Messrs. Thames, Peterson, Reitler and van der Salm, respectively; (iii) 16,985, 5,095 and 5,095 unvested RSUs granted on May 16, 2018 vesting in equal annual installments on May 20, 2019, 2020 and 2021 to each of Messrs. Thames, Peterson and van der Salm, respectively; (iv) 5,307, 2,653 and 2,653 unvested THS RSUs granted on May 16, 2018 vesting on March 31, 2020 to each of Messrs. Thames, Peterson and van der Salm, respectively; and (v) 6,699 unvested RSUs granted on January 14, 2019 vesting on February 1, 2022 to Mr. Cerovski.

(2)	The market value was calculated based on a market closing price of $24.51 per share of our common stock as reported on the NYSE on March 29, 2019, the last trading day of Fiscal 2019.

(3)
Represents: (i) 7,266, 2,724, 2,724 and 2,724 unvested RTSR PSUs and 17,259, 6,472, 6,472 and 6,472 unvested Adjusted EBITDA PSUs, each granted on June 19, 2017 vesting on March 31, 2020, subject to the Compensation Committee's certification of the applicable performance metrics, to each of Messrs. Thames, Peterson, Reitler and van der Salm, respectively; (ii) 7,209, 2,162 and 2,162 unvested RTSR PSUs and 16,985, 5,095 and 5,095 unvested Adjusted EBITDA PSUs, each granted on May 16, 2018 vesting on March 31, 2021, subject to the Compensation Committee's certification of the applicable performance metrics, to each of Messrs. Thames, Peterson and van der Salm, respectively; and (iii) 5,307, 2,653 and 2,653 unvested THS PSUs, each granted on May 16, 2018 vesting on March 31, 2020, subject to the Compensation Committee's certification of the applicable performance metrics, to each of Messrs. Thames, Peterson and van der Salm, respectively.

(4)
In accordance with the SEC disclosure rules, the amounts reported in these columns were determined based upon performance through March 31, 2019. For RTSR PSUs, the value reported is measured at maximum performance. For the EBITDA PSUs, the value reported is measured at target performance. Form THS PSUs, the value reported is measured at threshold performance. The actual number of shares that may be earned in settlement of the PSUs will be determined on actual Company performance and may be higher or lower than the number of shares reported in this column.

FISCAL 2019 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the vesting of RSUs held by our Named Executive Officers during Fiscal 2019. None of our Named Executive Officers exercised stock options during Fiscal 2019 and the PSUs that were scheduled to vest during Fiscal 2019 were not earned based on performance.

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting[2]
Bruce A. Thames	—	—	26,640	$647,262
Jay C. Peterson	—	—	13,127	$319,135
Thomas N. Cerovski	—	—	—	$—
Johannes (René) van der Salm	—	—	13,127	$319,135
Eric C. Reitler	—	—	13,013	$316,382

(1)	The value realized was determined by multiplying the number of shares that vested by the per-share closing price of the Company's common stock as reported by the NYSE on the date each award vested.

FISCAL 2019 NONQUALIFIED DEFERRED COMPENSATION

The Company adopted the NQDCP in June 2016 under which designated eligible participants may elect to defer base salary, short-term incentive payments, non-executive director fees and other cash or equity-based compensation. Eligible participants include the Company's non-executive directors and a select group of management, including our Named Executive Officers and other employees of the Company and its participating subsidiary and affiliate companies that meet certain requirements.

Subject to applicable tax laws, participants may elect when to receive payment of their account balances under the NQDCP. If elected by the participant or as otherwise required by the NQDCP, payment may accelerate in connection with certain events, including death, disability, termination of employment and/or a change in control. Compensation deferred under the NQDCP is subject to income tax when distributed from the NQDCP and may accumulate tax-deferred earnings.

Eligible employees may elect to defer up to 75% of base salary, 100% of sales commissions, 100% of short-term incentive, and 100% of equity-based compensation or other cash compensation approved by the Compensation Committee. The Company does not currently make any contributions to the accounts of participants under the NQDCP. Participants may create up to five "In-Service Accounts" providing for a lump sum payment on a date specified by the participant and one "Termination Account" providing for a lump sum payment on and/or annual installments commencing in connection with the participant's separation from service. In-Service Accounts are paid in January of the year selected by the participant and Termination Accounts are generally paid on or commence in January immediately following the six-month anniversary of the participant's separation from service. Participants may change the timing and form of payment, subject to a five-year delay in benefit commencement.

All of the investment options available under the NQDCP are equity, bond and money market mutual funds similar in nature to the investment choices available under the Company's 401(k) defined contribution plan. Investment gains and losses in a participant's account under the NQDCP are based solely upon the investment selections made by the participant. Compensation deferred under the NQDCP represents an unsecured obligation of the Company.

The following table sets forth information regarding contributions to the NQDCP by participating Named Executive Officers during Fiscal 2019.

Named Executive Officer	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY2 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at FYE[3] ($)
Bruce A. Thames	570,806	—	18,891	—	884,367
Jay C. Peterson	71,523	—	4,155	—	86,791

(1)
These amounts represent deferrals of the Named Executive Officers' salary and annual incentive compensation and are included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Fiscal 2019 Summary Compensation Table.

(2)	These amounts do not represent above-market earnings and are excluded from the Fiscal 2019 Summary Compensation Table.

(3)
Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table for Fiscal 2018 and Fiscal 2017: $267,428 for Mr. Thames and $10,129 for Mr. Peterson.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The narrative description and table below summarize certain information related to the amount of compensation payable to each of our Named Executive Officers under certain qualifying termination or change in control events. Except as described below, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, acceleration of equity or other enhanced benefits upon termination of their employment. Payments or benefits other than described below would be at the discretion of the Compensation Committee and the Board.

Employment Agreements - Termination

Bruce Thames

Mr. Thames was eligible to receive certain payments upon qualifying termination events pursuant to his employment agreement in effect during Fiscal 2019, which provided for an initial term beginning April 1, 2016 and ending on March 31, 2018, with subsequent one-year renewals unless sooner terminated by Mr. Thames or the Company. Under the employment agreement, if, at any time during the initial term or any renewal term (except within twenty-four months following a change in control, which is described below), Mr. Thames resigns his employment with good reason or the Company terminates Mr. Thames’ employment other than for cause, death or disability, the Company will pay Mr. Thames (i) his base salary and any accrued employment benefits as required by applicable law, pro-rated through Mr. Thames’ termination date, (ii) any earned but unpaid annual bonus from a prior year and a prorated portion of the annual bonus from the current fiscal year based on actual Company performance, subject to certain requirements, (iii) any unreimbursed business expenses incurred through Mr. Thames’ termination date, and (iv) severance in the form of base salary continuation for a period of twelve months.

For purposes of the employment agreement, "cause" includes: (i) the indictment of Mr. Thames of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by Mr. Thames of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates; (iii) intentional, grossly negligent, or unlawful misconduct by Mr. Thames which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by Mr. Thames of any law regarding employment discrimination or sexual harassment; (v) the failure by Mr. Thames to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after written notice to Mr. Thames; (vi) the repeated failure by Mr. Thames to follow the reasonable directives of any supervisor or the Board, which failure is not cured within 30 days after notice to Mr. Thames; (vii) the unauthorized dissemination by Mr. Thames of confidential information; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding Mr. Thames provided by or on behalf of Mr. Thames; (ix) the Company’s discovery that, prior to Mr. Thames’ employment with the Company, Mr. Thames engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by Mr. Thames of the employment agreement that is not cured within 30 days after notice to Mr. Thames.

For purposes of the employment agreement, "good reason" means any of the following without Mr. Thames’ consent: (i) the assignment to Mr. Thames of any duties or responsibilities materially inconsistent with Mr. Thames’ position and title, or a material reduction in Mr. Thames’ responsibilities and authority, except in connection with the termination of Mr. Thames’ employment for cause, disability or death; (ii) a reduction by the Company in Mr. Thames’ base salary, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions; or (iii) requiring Mr. Thames to relocate or perform services on a regular basis more than 25 miles from the principal place of business as of the date hereof.

Jay Peterson, Johannes (Rene) van der Salm and Thomas Cerovski

Messrs. Peterson, van der Salm and Cerovski are each eligible to receive certain payments upon qualifying termination events pursuant to their current employment agreements. Each employment agreement provides for an initial term of one (1) year (the "initial term") and will renew automatically for subsequent one-year terms (each, a "renewal term") unless the executive or the Company provides notice of non-renewal of the agreement at least thirty days prior to the expiration of the initial term or any subsequent renewal term.

Under the employment agreements, Messrs. Peterson, van der Salm and Cerovski are entitled to the following termination benefits: (i) if the Named Executive Officer resigns his employment with "good reason" or if the Company terminates the executive’s employment other than for "cause," death, or "disability" (as defined below) at any time during a renewal term, the executive is entitled to receive any unpaid base salary and accrued employment benefits through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of executive’s base salary for twelve months; or (ii) if the Company provides the executive with a notice of non-renewal and should the Company terminate executive’s employment other than for cause, death or disability or executive resigns his employment with good reason within twelve months following the expiration of a renewal term, the executive is entitled to receive any unpaid base salary and accrued employment benefits through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of executive’s base salary for six months.

Under each employment agreement, "cause" means: (i) the commission by the executive of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by executive of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent, or unlawful misconduct by executive which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by executive of any law regarding employment discrimination or sexual harassment; (v) the failure by executive to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after notice to executive; (vi) the repeated failure by executive to follow the reasonable directives of any supervisor or the Board, which failure is not cured within 30 days after notice to executive; (vii) the unauthorized dissemination by executive of confidential information in violation of the employment agreement; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding executive (including executive’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of executive; (ix) the Company’s discovery that, prior to executive’s employment with the Company, executive engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by executive of the employment agreement that is not cured within 30 days after notice to executive.

Under each employment agreement, "good reason" means any of the following without executive’s consent: (i) the assignment to executive of any duties or responsibilities materially inconsistent with executive’s position and title, or a material reduction in executive’s responsibilities and authority, except in connection with the termination of executive’s employment for cause, disability or death; (ii) a reduction by the Company in executive’s base salary below the initial base salary set forth in the employment agreement, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions; or (iii) requiring the executive to relocate or perform services on a regular basis more than 25 miles from the principal place of business as of the date of the agreement or, in the event executive consents to any relocation, the failure by the Company to pay (or reimburse executive) for reasonable moving expenses under the Company relocation policy in effect at the time of the relocation.

Eric Reitler

During Fiscal 2019, Mr. Reitler was not subject to an employment agreement and was employed "at will" by the Company. As noted above, on June 7, 2018, Mr. Reitler voluntarily submitted his resignation with an effective date for his resignation of December 31, 2018. Following his resignation, on January 1, 2019, the Company entered into the Reitler Consulting Agreement, pursuant to which Mr. Reitler agreed to make himself available in a consulting and/or advisory capacity for a period of time following his resignation to assist in the transition of his responsibilities. The term of the Reitler Consulting Agreement began on January 1, 2019 and ends on June 30, 2020, and it may be terminated by either the Company or Mr. Reitler by providing two weeks prior written notice. Pursuant to the Reitler Consulting Agreement, Mr. Reitler is entitled to the following compensation: (a) $32,500 per month for the first two months of the agreement and an hourly consulting fee for services rendered during the remainder of the term of the agreement; (b) a pro-rated payment under the 2019 STIP ($329,926); and (c) continued vesting of his outstanding equity awards and the extension of the exercise period of outstanding stock options during the term of the agreement ($3,935, estimated based on closing stock price as of January 2, 2019 and assuming target performance for PSUs). Mr. Reitler is not currently entitled to any termination or change-in-control benefits, except as provided in the equity award agreements described below.

Equity Agreements - Termination

The definitions of "cause," "good reason" and "disability," in each of the equity award agreements described below, when applicable, are substantially similar to the definitions in the employment agreements described above.

RSU Award Agreements

The RSU award agreements provide that if the Company terminates the holder other than for cause or due to death or disability, the portion of the award that was not vested immediately prior to such termination of employment will immediately vest on a pro-rata basis based on the amount of time the holder was employed during the vesting period. The remaining portion of the award will be immediately forfeited by the holder and canceled by the Company. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment will be immediately forfeited and canceled by the Company.

PSU Award Agreements

The PSU award agreements provide that if the Company terminates the holder other than for cause or due to death or disability, then the award will be earned and settled in accordance with the original terms of the agreement, except that the number of shares of stock subject to the award that are earned and delivered will be pro-rated based on the amount of time the holder was employed during the performance period. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment will be immediately forfeited and canceled by the Company.

If, as of March 31, 2019, we terminated the employment of a Named Executive Officer other than for cause, death or disability or he terminated his employment with good reason, he would have been entitled to receive the following:

Named Executive Officer	Severance (Base Salary Continuation)[1] ($)	Bonus for Fiscal 2019 ($)	Acceleration of Stock Options ($)	Acceleration of RSUs[2] ($)	Acceleration of PSUs[2,3] ($)	Total ($)
Bruce A. Thames	618,000	1,236,000	—	934,101	1,324,177	4,112,278
Jay C. Peterson	333,900	477,000	—	348,532	468,288	1,627,720
Thomas N. Cerovski	300,000	94,932	—	164,192	—	559,124
Johannes (René) van der Salm	292,520	426,000	—	348,532	468,288	1,535,340

(1)
The applicable severance period for resignation with good reason or termination by the Company other than for cause, death or disability as of March 31, 2019 was twelve months for each of Messrs. Thames, Peterson, van der Salm, respectively.

(2)	For purposes of this calculation, the Company utilized a market closing price of $24.51 per share of our common stock as reported on the NYSE on March 29, 2019, the last trading day of Fiscal 2019.

(3)
For purposes of this calculation, we assumed that the applicable performance goals were deemed satisfied at the target level. Pursuant to each of the RTSR PSU, EBITDA PSU and THS PSU award agreements: (i) the shares would be issued in settlement of the award at the conclusion of the performance periods on March 31, 2020 and 2021, respectively, following certification of the applicable performance goals by the Compensation Committee and (ii) the shares would only be earned to the extent that the Company meets or exceeds the performance goals under the original terms of the agreement.

Change in Control

The employment agreement with Mr. Thames provides that if, within twenty-four months following a change in control, Mr. Thames resigns his employment with good reason or the Company terminates Mr. Thames’ employment other than for cause, death or disability, then the Company will pay Mr. Thames (i) his base salary and any accrued employment benefits as required by applicable law, pro-rated through Mr. Thames’ termination date, (ii) any earned but unpaid annual bonus from a prior year and a pro-rated portion of the annual bonus from the current fiscal year based on actual Company performance (provided that Mr. Thames is employed for at least nine months during such fiscal year), (iii) any unreimbursed business expenses incurred through Mr. Thames’ termination date, and (iv) severance in the form of (A) base salary continuation for a period of twenty-four months (the "Severance Period"), (B) one lump-sum cash severance payment equal to the number of years in the applicable Severance Period multiplied by the greater of (I) Mr. Thames’ target short-term incentive opportunity in the most recently completed fiscal year or (II) the average of Mr. Thames’ actual payouts under the Company's short-term incentive plan for the last three most recently completed fiscal years, (C) one lump-sum cash severance payment calculated by the Company in its sole discretion equal to the cost of Mr. Thames’ monthly COBRA premiums multiplied by the number of months in the Severance Period and (D) Mr. Thames will be entitled to one hundred percent vesting of any outstanding annual equity awards made on or after the effective date of the employment agreement at target or actual performance at the time of termination, whichever is greater.

The employment agreements entered into with Messrs. Peterson and van der Salm effective May 1, 2014 each provide that if, within twelve months following a "change in control," the employment is terminated by the Company other than for cause, death or disability or if the executive resigns his employment with good reason, then he is entitled to receive any unpaid base salary and accrued employment benefit through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of base salary for eighteen months.

The employment agreements entered into with Mr. Cerovski effective January 14, 2019 provides that if, within twelve months following a "change in control," the employment is terminated by the Company other than for cause, death or disability or if the executive resigns his employment with good reason, then he is entitled to receive any unpaid base salary and accrued employment benefit through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, a continuation of base salary for twelve months, and a one lump-sum cash severance payment calculated by the Company in its sole discretion equal to the cost of Mr. Cerovski’s monthly COBRA premiums for a twelve month period.

Mr. Reitler is currently employed "at-will" and is not entitled to any change-in-control benefits, except as provided under the LTIP as described below.

As of March 31, 2019, our Named Executive Officers held unvested stock options, RSUs and PSUs granted under the LTIP. Under the LTIP, in the event of a "change in control," the Board, in its discretion may provide for the accelerated vesting of outstanding equity awards, including deeming the performance measure applicable to some or all outstanding awards to be satisfied at any level. For purposes of both the employment agreements and the LTIP, a change in control is generally defined to include (i) acquisition by a person or entity of 50% or more of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions; (ii) certain reorganizations, mergers, or consolidations; or (iii) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Assuming that a change in control occurred effective as of March 31, 2019 and the Board exercised its discretion to require that all unvested stock options, RSUs and PSUs be surrendered and for the holder to receive a cash payment equal to: (i) the number of shares subject to the unvested stock option multiplied by the excess, if any, of the fair market value per share over the exercise price, (ii) the number of shares of common stock subject to the RSU award multiplied by the fair market value per share, and (iii) the number of shares of common stock subject to the PSU award (and assuming that the performance measures are deemed satisfied at the maximum performance level) multiplied by the fair market value per share, each Named Executive Officer would have received a cash payment as follows:

Named Executive Officer	Severance (Base Salary Continuation)[1] ($)	Bonus for Fiscal 2019 ($)	Lump Sum STI ($)	Lump Sum COBRA ($)	Acceleration of Stock Options[2] ($)	Acceleration of RSUs[2] ($)	Acceleration of PSUs[2,3] ($)	Total ($)
Bruce A. Thames	1,236,000	1,236,000	1,236,000	42,008	—	934,101	2,648,355	7,332,464
Jay C. Peterson	500,850	477,000	—	—	—	348,532	936,576	2,262,958
Thomas N. Cerovski	450,000	94,932	—	21,004	—	164,192	—	730,128
Johannes (René) van der Salm	438,780	426,000	—	—	—	348,532	936,576	2,149,888

(1)
The applicable severance period for termination in connection with a change in control as of March 31, 2019 was twenty-four months continuation of base salary for Mr. Thames and eighteen months continuation of base salary for Messrs. Thames, Peterson, Cerovski and van der Salm, respectively.

(2)	For purposes of this calculation, the Company utilized a market closing price of $24.51 per share of our common stock as reported on the NYSE on March 29, 2019, the last trading day of Fiscal 2019.

(3)	For purposes of this calculation, we assumed that the applicable performance goals were deemed satisfied at the maximum level.

CEO PAY RATIO DISCLOSURE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (the "Dodd-Frank Act"), we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. We believe that the pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For Fiscal 2019:

•	The median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $52,907; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Fiscal 2019 Summary Compensation Table, was $3,114,461.

Based on this information, for Fiscal 2019, the ratio of annual total compensation of our Chief Executive Officer to the median of the total compensation of all employees (other than the Chief Executive Officer) is estimated to be 59:1.

In determining the "median employee," we prepared a list of all our full-time, part-time and temporary employees as of January 1, 2019. To identify the median employee from our employee population, we used the annual base salaries or wages of each employee. We annualized the base salaries or wages of those employees that were not employed for the full fiscal year and adjusted the compensation of each part-time employee to reflect the actual number of hours worked during the fiscal year. Base salaries or wages for non-US employees were converted to the US dollar equivalent using foreign exchange rates as of March 31, 2019. After the median employee was identified, we calculated such employee's compensation in the same manner as we calculated the total compensation of the Chief Executive Officer for purposes of the Fiscal 2019 Summary Compensation Table.

In accordance with SEC rules, we have used estimates and assumptions in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from the estimates and assumptions used by other companies, including companies in our compensation peer group described above.

PROPOSAL NO. 3

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act, we are asking stockholders to approve an advisory resolution on the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this Proxy Statement. This proposal, commonly referred to as a "Say-on-Pay" proposal, gives our stockholders the opportunity to approve, reject or abstain from voting with respect to our Fiscal 2019 executive compensation program and policies and the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this Proxy Statement. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years. The Company's stockholders have expressed a preference for holding such a vote every year and the Company anticipates that it will continue to hold a say-on-pay vote each year for the foreseeable future.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior fiscal year’s compensation of our Named Executive Officers. Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee, or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to help guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders and our commitment to high standards of corporate governance.

The Company’s executive compensation program is designed to attract, retain and reward talented executives who can contribute to both our short- and long-term success and is based on the following general principles:

•	management’s interests should be closely aligned with the interests of our stockholders;

•	compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership;

•	differences in compensation should reflect differing levels of responsibilities and performance; and

•	performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

The Company believes that its executive compensation program is effective in promoting these general principles and is designed to closely align the interests of our management with the long-term interests of our stockholders. The Compensation Discussion and Analysis included in this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee with respect to Fiscal 2019 in more detail. You are encouraged to read the full details of our executive compensation program and policies as described the Compensation Discussion and Analysis, the tabular disclosure and accompanying narrative disclosure set forth in this Proxy Statement.

For the reasons outlined above, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

"RESOLVED, that the compensation paid to the Company’s Named Executive Officers in Fiscal 2019, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

The Board unanimously recommends that stockholders vote "FOR" the foregoing resolution.

OTHER MATTERS

The Board is not aware of any other business to be presented for a vote of the stockholders at the 2019 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the 2019 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2020 Annual Meeting, our General Counsel must receive the proposal no later than February 15, 2020. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to: Thermon Group Holdings, Inc., Attn: General Counsel, 7171 Southwest Parkway, Suite 200, Building 300, Austin, Texas 78735. Such proposals must comply with the SEC’s requirements in Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the requirement that the stockholder continue to own a minimum number of shares until the 2020 Annual Meeting and appear in person or through an authorized representative at the 2020 Annual Meeting to present the proposal.

Alternatively, stockholders intending to present a proposal at the 2020 Annual Meeting without having it included in the Company’s Proxy Statement, as well as any director nominations, must comply with the requirements set forth in the Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice with respect to each director nomination or other proposal that the stockholder intends to present at the 2020 Annual Meeting from the stockholder no earlier than February 15, 2020 and no later than March 16, 2020. The notice must contain the information required by our Bylaws.

On June 15, 2017, the Board implemented proxy access, which allows a stockholder, or group of up to twenty (20) stockholders, owning an aggregate of three percent (3%) or more of the Company's outstanding common stock continuously for at least three (3) years to nominate and include in the Company's proxy materials for an annual meeting of stockholders director candidates constituting up to the greater of: (i) twenty percent (20%) of the Board or (ii) two individuals, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. If a stockholder or group of stockholders intends to nominate one or more director candidates to be included in the Company's proxy statement for the 2020 Annual Meeting, the Company must receive proper written notice of the nomination no earlier than January 16, 2020 and no later than February 15, 2020. The notice must contain the information required by our Bylaws.

Proposals received by the General Counsel or Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at the 2020 Annual Meeting.

**********

Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2019 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the 2019 Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2019 Annual Meeting. Written requests for the 2019 Annual Report should be directed to our General Counsel at Thermon Group Holdings, Inc., 7171 Southwest Parkway, Suite 200, Building 300, Austin, Texas 78735. If you would like to receive a copy of any exhibits listed in the 2019 Annual Report, please call (512) 690-0600 or submit a request in writing to our General Counsel at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The 2019 Annual Report and these exhibits are also available in the "Investor Relations—Financial Information" section of our website located at http://ir.thermon.com.

It is important that your shares be voted at the 2019 Annual Meeting, regardless of the number of shares that you hold.

0

THERMON GROUP HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Peterson and Ryan Tarkington as proxies, each with full power of substitution, to represent and vote as directed and permitted on the reverse side, all the shares of Common Stock of Thermon Group Holdings, Inc. held of record by the undersigned on June 3, 2019, at the Annual Meeting of Stockholders to be held at the Omni Barton Creek at 8212 Barton Club Drive, Austin, Texas 78735 on July 25, 2019, 11:30 a.m. Central Time, or any adjournment or postponement thereof, upon the matters set forth in the Proxy Statement for the Annual Meeting of Stockholders and, in their judgment and discretion, upon such other business as may properly come before the Annual Meeting of Stockholders. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

THERMON GROUP HOLDINGS, INC.

July 25, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS: The Notice of Annual Meeting of Stockholders, Annual Report on Form 10-K, Proxy Statement and Form of Electronic Proxy Card are available at http://proxy.thermon.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20730300000000000000 9 072519

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect as directors each of the nominees listed below:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2019 Annual Report on Form 10-K.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.